As filed with the Securities and Exchange Commission on October 28, 1997
                                                       Registration No. 33-____

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               BIOXIDE CORPORATION
                 (Name of small business issuer in its charter)
Nevada                             3821                              13-3883624
(State of incorporation) (Primary Standard Industrial           (I.R.S. Employer
                          Classification Code Number)        Identification No.)
                                 ---------------
                          380 North 200 West, Suite 101
                              Bountiful, Utah 84010
                                 (801) 294-8306
    (Address and telephone number of registrant's principal executive offices and principal place of business)
                                 ---------------
                                 Dale G. Karren
                             Chief Executive Officer
                               Bioxide Corporation
                          380 North 200 West, Suite 101
                              Bountiful, Utah 84010
                                 (801) 294-8306
            (Name, Address and telephone number of agent for service)
                                 ---------------
                                   Copies to:
                             J. Gordon Hansen, Esq.
                            Scott R. Carpenter, Esq.
                              William R. Gray, Esq.
                             Parsons Behle & Latimer
                              201 South Main, #1800
                         Salt Lake City, Utah 84145-0898
                                 (801) 532-1234
                                 ---------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================== ================== ==================== ===================== ================
                                                               Proposed              Proposed
                                            Amount              Maximum              Maximum            Amount of
         Title of Each Class                 to be          Offering Price          Aggregate         Registration
   of Securities to be Registered         Registered           Per Share        Offering Price (1)         Fee
-------------------------------------- ------------------ -------------------- --------------------- ----------------
Common Stock, $.0001 par value         1,533,332 shares          $5.00              $7,666,660           $2,324
====================================== ================== ==================== ===================== ================

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                 ---------------
         The Registrant hereby amends this Registration Statement on such a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Information contained herein is subject to completion or amendment. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.]

                  SUBJECT TO COMPLETION, DATED OCTOBER 28, 1997

PROSPECTUS
                               BIOXIDE CORPORATION

                                     [LOGO]

                        1,533,332 Shares of Common Stock
                                 ---------------
         Of the 1,533,332 shares of Common Stock offered hereby (the "Shares") 1,200,000 Shares are being sold by Bioxide Corporation (the "Company") and 333,332 Shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." Prior to this offering (the "Offering"), there has been no established public market for the Company's Common Stock. The offering price of the Shares was arbitrarily determined by the Company and may have no relation to the book value or earnings of the Company. See "Description of Securities." The Company will apply to list the Shares for quotation on the Nasdaq market under the symbol "BOXI."

                                 ---------------
         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 7.
                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                        SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

========================= ================= ============================ ================= =========================
                                            Underwriting Discounts       Proceeds to       Proceeds to
                          Price to Public   and Commissions(1)           Company (2)       Selling Stockholders
------------------------- ----------------- ---------------------------- ----------------- -------------------------
Per Share.........                 $5.00                 $---                    $                 $
------------------------- ----------------- ---------------------------- ----------------- -------------------------
Total..............           $7,666,660                 $---                 $                 $
========================= ================= ============================ ================= =========================

(1) The Company has not engaged the services of an Underwriter in connection with the offering and/or sale of the Shares. The Company, however, reserves the right to engage the services of one or more Underwriters.
     See "Underwriting."
(2) Before deducting estimated expenses of the Offering of $______ payable by the Company and the Selling Stockholders.

         The Company intends to distribute to stockholders annual reports containing audited financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         The Shares are offered by the Company (on its behalf and on behalf of the Selling Stockholders), when, as and if delivered to and accepted by it, subject to its right to withdraw, cancel or reject orders in whole or in part and subject to other conditions. It is expected that delivery of certificates will be made against payments therefor on or about ____________, 1997 at the offices of the Company in Bountiful, Utah.
                                 ---------------
                               October 28, 1997

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including information set forth under "Risk Factors." This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual operating results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis or Plan of Operations."

                                   The Company

Introduction

         Bioxide Corporation (the "Company") is in the business of identifying, evaluating, developing, manufacturing and marketing devices and products utilizing a proprietary sterilization technology known as the "Deligen II" technology. The Deligen II technology incorporates a combination of ultraviolet light and ozone for the sterilization of products, water and air.

         The Company  believes  the Deligen II  technology  offers  benefits not currently found in existing purification, disinfectant and sterilization systems. The Deligen II system operates at room temperature, so materials can be sterilized that would normally degrade at high temperature, such as that produced by dry heat or steam sterilization. Since the Deligen II system does not require elevated pressure to be effective, the Company believes Deligen II sterilization devices will not need to be constructed of heavy gauge metal, a disadvantage of both the ethylene oxide sterilization and steam sterilization methods, where pressures in excess of atmospheric pressure are routinely used in processing. Further, in contrast to sterilization systems (such as ethylene oxide sterilization) that typically require the use of heavy and bulky high pressure gas cylinders and enclosures and require expensive disposal of sterilization residuals, the Deligen II technology requires no special container construction or contaminant removal. Moreover, although some precautions need to be taken while working with the Deligen II technology, the Company believes they are relatively minor in comparison to the precautions that need to be observed when using sterilization methods such as gamma radiation, accelerated ion beams and ethylene oxide. Finally, unlike gamma radiation and accelerated ion beam processes, the Deligen II technology is simple to use, does not require extensive shielding, does not require regulation by the Nuclear Regulatory Commission, and is relatively inexpensive to use.

Company Products

         The Company is evaluating a number of potential products and devices for the Deligen II technology and, in conjunction with a laboratory equipment manufacturer, has developed marketing prototypes of two products, a carbon dioxide incubator and a glassware washer for clinical laboratories. The Company has also initiated preliminary development of a portable, self-contained sterilization unit or "kit" that the Company believes may be able to be retrofitted into a number of existing devices or incorporated into products that currently do not have sterilization or disinfectant functions. The Company has also conducted early-phase studies for the development of a purification system which the Company believes may be able to be used in commercial aircraft, and has had preliminary discussions with a large commercial aircraft manufacturer regarding the incorporation of a Deligen II-based air purification system in the manufacturer's aircraft. Based on testing and clinical data, the Company also believes that the Deligen II technology may be able to be incorporated in a number of other products and devices, including heating, ventilation and air conditioning ("HVAC") systems, water treatment systems, dishwashers and laundry equipment, and that it may be used for contract sterilization of medical devices and other reusable items that require low-microbe levels.

Company Strategy

         The Company's primary business goal is to establish the Deligen II technology as a cost effective preferred means of providing purification, sterilization and disinfectant functions in a wide range of industrial, commercial and residential products. The Company's strategy for achieving this goal includes (i) pursuing development of products and systems that may be incorporated into commercial, municipal and residential products that currently incorporate some type of sterilization or disinfectant function, (ii) developing a portable, self-contained component "kit" which may allow the Deligen II technology to be used in products that either currently provide disinfectant or sterilization functions (such as retrofitting existing incubators and clean rooms) or currently do not include disinfectant or sterilization functions (such as residential dishwashers, HVAC systems and water and air treatment devices),
(iii) pursuing contract sterilization projects, particularly in the medical device and reusable products markets, and (iv) pursing new sterilization and disinfectant technology through collaborative relationships, in-licensing and acquisitions.

Company Offices

         The Company was incorporated in Nevada in March of 1996. The Company's executive offices are located at 380 North 200 West, Suite 101, Bountiful, Utah 84010, and its telephone number is (801) 294-8306.


                                  The Offering
Common Stock offered hereby.................................    1,533,332 shares

Common Stock to be outstanding after the Offering...........    5,583,664 shares (1)

Use of Proceeds.............................................    For   identification  and  evaluation  of  potential
                                                                products;  research  and  development;  creation and
                                                                expansion of sales and marketing;  equipping Company
                                                                facilities   and   working   capital   for   general
                                                                corporate  purposes,   including  the  repayment  of
                                                                indebtedness.  See "Use of Proceeds."

Proposed NASDAQ SmallCap Market Symbol......................    "BOXI"

(1) Based on 4,383,664 shares of Common Stock outstanding on October 1, 1997. Excludes (i) 770,000 shares of Common Stock issuable upon exercise of options granted pursuant to the Company's stock option plans, at a weighted average price of $1.50 per share, and (ii) 1,230,000 shares of Common Stock reserved for future grants of options or awards under the Company's stock option plans. See "Management - Employee Benefits Plans - Stock Option Plans" and "Description of Capital Stock."


                             Summary Financial Data
                                                                                                       Nine Months
                                                      Inception to            Inception to                Ended
                                                      December 31,            September 30,          September 30,
                                                          1996                    1996                    1997
                                                      ----------              ------------           -------------

Statement of Operations Data:
Net Sales                                            $       ---             $       ---               $     ---
Costs and expenses:
   Technology license acquisition and
     royalty expense..............................     1,000,000               1,000,000                 275,500
   Consulting, legal, and accounting fees.........       130,008                 106,009                 197,150
   Salaries, wages and payroll taxes..............        91,766                  57,674                 150,027
   Other general and administrative...............        31,722                 27,4650                  65,723
                                                      ----------              ----------                ----------
        Total operating expenses..................     1,253,496               1,191,148                 688,400
                                                      ----------              ----------                ----------

Loss from operations..............................    (1,253,496)             (1,191,148)               (688,400)
Interest income, net..............................         9,526                   2,556                  10,519
                                                          ------                  ------                ----------
Loss before provision for income taxes............    (1,243,970)             (1,188,592)               (677,881)
Provision for income taxes........................           ---                     ---                     ---
                                                     ------------            ------------              -----------
Net loss..........................................   $(1,243,970)            $(1,188,592)              $(677,881)
                                                     ============            ============              ===========

Per Share Data(1):
Loss per common share.............................   $     (0.65)            $     (0.82)               $   (0.16)
                                                     ============            ============              ===========
Weighted average number of shares of
   common stock...................................     1,910,000               1,455,000               4,179,000

                                                                                      September 30, 1997
Balance Sheet Data:                                                             Actual              Pro forma(3)
                                                                                ------              ------------
Cash and cash equivalents(2)...............................................   $   20,280               $________
Total assets...............................................................   $   61,208               $________
Long term debt, including current portion..................................   $      ---               $________
Stockholders' equity (deficit).............................................   $ (39,251)               $________
-------------------------

(1) See Note 1 of the Notes to Financial Statements for information concerning the computation of per share amounts.


(2) Includes cash and investments with original maturities to the Company of three months or less.

(3) Adjusted to reflect the sale of the 1,200,000 Shares offered hereby on behalf of the Company, at an assumed initial public offering price of $5.00 per Share, and the receipt and application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective purchasers of the Shares should consider carefully the following factors in evaluating an investment in the Shares offered hereby. Prospective investors are cautioned that the statements in this section that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in this section, "Management's Discussion and Analysis or Plan of Operations," "Business" and elsewhere in this Prospectus.

         Limited Operating History. The Company began active business operations in March 1996 and remains a start up entity. Therefore, prospective investors have limited historical financial information about the Company upon which to base an evaluation of its performance and the merits of an investment in the Shares. Given the Company's limited operating history, there can be no assurance that it will be able to develop any products or applications for its proprietary technology and achieve profitability, or that it will be able to compete successfully in the medical, clinical, laboratory, industrial, consumer products, or device sterilization or disinfectant industries. The Company is still evaluating the efficacy and safety of its proprietary technology and there has been no sales by the Company of any products using that technology. See "Business" and "Management's Discussion and Analysis or Plan of Operations."

         Production Identification & Development. The Company believes that its proprietary technology offers benefits which are not currently found in existing purification, disinfection and sterilization systems. To date, the Company has not brought to market any products which incorporate the technology and, with the exception of the two medical and clinical laboratory products it has identified, has not conducted other than preliminary clinical, engineering or other tests to determine the feasibility of products which could incorporate the technology, although it believes that the technology may be incorporated into, and provide added benefits for, such products as heating ventilation and air conditioning systems ("HVAC systems"), water treatment facilities, dishwashers, laundry equipment, refrigerators, food handling equipment and general sterilization or disinfection products and devices. The Company has conducted proof-of-concept engineering and development tests on the two products into which it intends to initially incorporate its sterilization technology and has developed marketing prototypes of those products. There can be no assurance that the Company will be able to develop or market any such products, or that the Company's technology may be successfully incorporated into any existing or future products.

         Best Efforts Offering. The Company is negotiating with a number of underwriters, with the intent of entering into a contractual arrangement pursuant to which one or more of such underwriters will place the Shares on a "firm commitment" basis. To date, however, the Company has not retained the services of an underwriter for those purposes and, accordingly, the Shares will be offered by the Company only on a best efforts basis by the Company. There can be no assurance that the Company will be able to sell any or all of the Shares offered hereby.

         Further, although the Company will place the Shares offered on its behalf before the Shares offered hereunder for the Selling Stockholders, there is no minimum number of Shares that the Company will be required to sell in order to close the Offering. As a result, fewer than the 1,200,000 Shares offered on behalf of the Company, and the 333,332 Shares offered hereby on behalf of the Selling Stockholders, may be sold by the Company pursuant to the terms of the Offering. The Company's failure or inability to sell all of the Shares offered on its behalf hereby could have a material and adverse effect on the Company's business, financial condition and results of operations. If the Company is unable to sell all of the Shares offered by it hereby, it may be required to reallocate and/or reprioritize the use of the net proceeds from the sale of the Shares to uses (and for purposes) which may differ from the uses of proceeds set forth elsewhere in this Prospectus. See " Use of Proceeds."

         All amounts obtained through the sale of the Shares will be immediately available to the Company and the Selling Stockholders, and will not be placed in any escrow or other segregated account pending the completion of the Offering.

         Early Stage of Development; Technological Uncertainty. The Company is at an early stage of development, and, other than the two medical and laboratory products it has tentatively identified and for which it has developed marketing prototypes, it has not yet identified any specific product into which its technology may be incorporated. Further, the Company has not applied for or received any required governmental approvals for the use or application of its sterilization technology in any medical or other clinical product or device, and it has not yet realized any revenues from the sale or license of any products.

Product revenues may not be realized from the sale or licensing of any such products (if they are identified and developed) for several years, if at all. Many of the products the Company is currently evaluating will require significant research and development efforts prior to any commercial use, and those additional research and development efforts may include pre-clinical and clinical testing, as well as lengthy regulatory approvals. There can be no assurance the Company's research and development efforts will be successful, that the Company's potential products will prove to be safe and effective in any required clinical trial or other governmental tests, or that any commercially successful products will ultimately be developed by the Company. See "Business--Government Regulation."

         Management of Growth. The Company anticipates that there will be rapid growth in the number of its employees and the scope of its operating and financial systems. This growth will result in an increase in the level of responsibility for both existing and new management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employees. There can be no assurance the management personnel and systems currently in place, which are limited as to both experience and depth, will be adequate as the Company grows. See "Management."

         Lack of Profitable Operations. The Company has recorded net losses since its inception. These losses are attributable to start-up costs, research and development costs, interest expense and depreciation, amortization of capital expenditures, and other recurring and non-recurring items. The Company expects to continue to experience losses during the next several years. These losses could continue for a longer period of time, especially if the Company engages in substantial research and development, or if it manufactures its own products. See "Business" and "Management's Discussion and Analysis or Plan of Operations." The Company has tentatively identified two products into which it intends to incorporate its sterilization technology. There can be no assurance that the sales, if any, of those products will be profitable, or that the Company will be able to identify and market (either on its own behalf or through joint ventures or other collaborative arrangements) additional products, or that if it does, that sales of those products will be profitable.

         Difficulties and Uncertainties of New Technology. The sterilization, purification and disinfection of medical, clinical, industrial and residential products is not a new industry, but the use of a combination of ultraviolet light and an atmosphere including ozone having a significant amount of 03 radicals and hydroxyl radicals for sterilization is relatively new. Potential investors should be aware of the difficulties and uncertainties normally associated with new industries or the application of new technologies in new or existing industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in competing or other technologies, and changes in laws and regulations. See "Business."

         Potential Dependence On Strategic Alliances. The Company's strategy for the identification, development, testing, manufacture, marketing and commercialization of its sterilization technology includes entering into various collaborations with corporate partners, licensors, licensees and others. The Company is currently in negotiations with the manufacturer of the two products the Company has initially identified for the incorporation of its sterilization technology for the manufacture of those products with or for the Company and for the development of one or more products in the medical and laboratory sterilization industry, but there can be no assurance that the negotiations will lead to a definitive agreement between the parties. There can be no assurance that the Company will be able to negotiate strategic alliances with other parties on acceptable terms, if at all, or that such collaborative arrangements will be successful. To the extent the Company chooses not, or is not able, to establish such arrangements, it could experience increased capital requirements as a result of its undertaking such activities at its own risk and expense. In addition, the Company may encounter significant delays in introducing products or product applications currently under development into the marketplace or find that the development, manufacture or sale of its proposed products are adversely affected by the absence of such collaborative agreements.

         Under typical collaborative relationships, the collaborative partners have the right to pursue parallel development of other products which may compete with the products of the other collaborative partner, and to terminate the agreements without significant penalty under certain conditions. Any parallel development by a collaborative partner of the Company of competing products, or the failure by a collaborative partner to devote sufficient resources to the development and commercialization of the Company's products, could have a material adverse effect on the Company's business, financial condition or results of operations.

         The Company's success may depend upon, among other things, the skills, experience and efforts of the Company's collaborative partners, employees who are responsible for the collaborative project, such partners' commitment to the collaborative arrangement, and the financial condition of such partners, all of which are beyond the control of the Company. If one or more of the Company's collaborative partners defaulted on their obligations under their collaborative arrangements, the Company could be forced to engage in litigation to enforce those obligations (which could be time consuming and costly) or seek to enter into agreements with other parties upon similar terms.

         Future Capital Needs; Uncertainty of Additional Funding. The identification, development and commercialization of the Company's products and technology will require a commitment of substantial funds to conduct research and development activities, including possible preclinical and clinical studies, to create and expand distribution and marketing capabilities and to acquire and expand manufacturing capacity. Although the Company believes that the net proceeds of the Offering, together with existing cash balances, will be sufficient to fund the operations of the Company for approximately the next two years, the Company may be required or elect to raise additional capital before that time. The Company's actual capital requirements will depend on many factors, including but not limited to, the costs and timing of the Company's research and development activities, the number and type of clinical or other tests the Company may be required to conduct in seeking approval of its products from governmental or other agencies, the success of the Company's development efforts, the cost and timing of establishing or expanding the Company's sales and marketing and/or manufacturing activities, the extent to which the Company's products (if any) gain market acceptance, the Company's ability to establish and maintain collaborative relationships, competing technological and market developments, the progress of the Company's commercialization efforts and the commercialization efforts of the Company's marketing partners, the costs involved in preparing, filing, prosecuting, maintaining and enforcing and defending patent claims and other intellectual property rights, developments related to regulatory issues, and other factors.

         To satisfy its capital requirements, the Company may seek to raise funds through public or private financings, collaborative relationships or other arrangements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies, products or marketing territories. The Company's failure to raise capital when needed could also have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any such financing, if required, will be available on terms satisfactory to the Company, if at all. See "Management's Discussion and Analysis or Plan of Operations."

         Governmental Regulation. The research, development, manufacture and marketing of the Company's products which constitute medical devices or products will be extensively regulated by a number of governmental agencies, including the United States Food & Drug Administration ("FDA"). The FDA requires governmental clearance of all medical devices and drugs before they can be marketed in the United States. Similar approvals are required from other regulatory bodies in virtually every foreign country. The regulatory processes established by these government agencies are lengthy, expensive, uncertain and may require extensive and expensive clinical trials. There can be no assurance that any future products developed by the Company and which are subject to the FDA's authority will prove to be safe and effective and meet all of the applicable regulatory requirements necessary to be marketed. The results the Company obtains from its testing activities could be susceptible to varied interpretations which could delay, limit or prevent required regulatory approvals. In addition, the Company may encounter delays or denials of approval based on a number of factors, including future legislation, administrative action or changes in FDA policy made during the period of product development and FDA regulatory review. The Company may encounter similar delays in foreign countries. Furthermore, approval may entail ongoing requirements for, among other things, post-marketing studies. Even if a product developer obtains regulatory approval, a marketed product, its manufacturer and its manufacturing facility are subject to on-going regulation and inspections. Discovery of previously unknown problems with a product, manufacturer or facility could result in FDA sanctions, restrictions on a product or manufacturer, or an order to withdraw and/or recall a specific product from the market. There can also be no assurance that changes in the legal or regulatory framework or other subsequent developments will not result in limitation, suspension or revocation of regulatory approvals granted to the Company. Any such events, were they to occur, could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company may also be required to comply with FDA regulations for manufacturing practices, which mandate procedures for extensive control and documentation of product design, control and validation of the manufacturing process and overall product quality. Foreign regulatory agencies have similar manufacturing standards. Any third parties manufacturing the Company's products or supplying materials or components for such products may also be subject to these manufacturing practices and mandatory procedures. If the Company, its management or its third party manufacturers fail to comply with applicable regulations regarding these manufacturing practices, it could be subject to a number of sanctions, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of market approval, seizures or recalls of product, operating restrictions and, in some cases, criminal prosecutions.

         The Company's products may also be subject to regulation, inspection and licensing by other governmental agencies, including the Environmental Protection Agency ("EPA"), state agencies similar to the FDA and EPA and the Occupational Health and Safety Administration ("OSHA"). In addition, if the Company engages in contract sterilization services, the Company's products and operations may be subject to the infection control or other requirements of the Joint Commission on Accreditation of Health Care Organizations, the Center for Disease Control, the Association for Advancement of Medical Instrumentation and other federal and state agencies that have established or maintain testing methods or sterilization process monitoring.

         Uncertainty Associated with Clinical Trials and Other Tests. Certain of the Company's products may constitute medical devices within the meaning of the Food, Drug and Cosmetic Act (the "FDA Act") and, therefore, may be subject to the FDA's regulations governing medical devices. Products regulated as medical devices may not be commercially distributed in the United States unless they have been cleared or approved by the FDA, or unless they are otherwise exempted from the FDA's regulations. Currently, there are two methods for obtaining FDA approval or clearance of medical devices. Devices deemed to pose less risk are placed in class I (general controls) or class II (general and special controls) and qualify for "510(k) notification," a procedure under ss. 510(k) of the FDA Act. In order for a device to qualify under that procedure, the manufacturer must, among other things, establish that the product is substantially equivalent in intended use, safety and effectiveness to another legally marketed class I or class II device or to a "pre-amendment" class III device for which the FDA has not called for preliminary market approval ("PMA"). Medical class III is the class reserved for devices deemed by the FDA to pose the greatest risk. Manufacturers of class III devices must file a PMA under ss. 515 of the FDA Act. PMA applications generally require a much more complex submission than a 510(k) notification and typically require a showing that the device is safe and effective based on extensive and costly clinical and other testing. There can be no assurance that any product developed by the Company which is deemed to be a medical device for FDA Act purposes will qualify for approval under the 510(k) notification process or that any such products will be deemed to be safe and effective if required to be qualified under a PMA.

         The time required to obtain FDA approval is uncertain, and frequently takes several years or more, if approval is ever granted. There can be no assurance that any future products developed or identified by the Company alone or in conjunction with others will prove to be safe and efficacious in any required clinical trials, or that they will meet the applicable regulatory requirements necessary for their marketing, including the receipt of a marketing clearance, should such be required. Further, if regulatory approval is granted, that approval would generally be limited to the uses for which the product has been demonstrated through clinical studies and other means to be safe and effective. Furthermore, approval may entail ongoing requirements for, among other things, post-marketing studies. Even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities and pertinent operations are subject to extensive regulation and periodic inspections. The regulatory requirements pertinent to medical device manufacturing and related activities are stringently applied and enforced by the FDA and similar governmental agencies in other countries.

         If the Company is required to conduct clinical or other testing or trials of its products, any such testing will need to made in compliance with regulations promulgated by the FDA under the authority granted it under the FDA Act.

In other countries, governmental agencies similar to the FDA also regulate the sale of medical devices and products, generally in a manner similar to the FDA's regulation of those products. Sales of any products to Europe also require a "CE" mark, which shows that the product has been manufactured in accordance with required standards. The Company's sterilization technology has not been approved for use in connection with or as part of any device, and there can be no assurance that the Company will not encounter problems in the conduct of any clinical trials or tests it is required to complete which will cause the FDA, or any other regulatory agencies to delay or suspend the tests or otherwise not approve the sale of the Company's products. If any of the Company's products under development are not shown to be safe and effective in any required clinical trials, the resulting delays in developing other products or conducting related preclinical testing and clinical trials, as well as the need for financing to complete any such testing and trials, could have a material adverse effect on the Company's business, financial condition and results of operations.

         No Manufacturing Capability. The Company has no manufacturing capability or capacity to produce any products utilizing its sterilization technology, including any products to be used in any required clinical or other tests. The Company initially intends to develop relationships with other companies to manufacture those components and/or products, with the Company being primarily in the role of specification developer and final assembly manufacturer for selected products only. The two products currently being developed by the Company have never been manufactured on a commercial scale and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. Any delay in availability of products may result in a delay in the submission of products for any required regulatory approval or market introduction, subsequent sales of such products, which could have a material adverse effect on the Company's and business, financial condition, or results of operations. The Company's manufacturing processes may be labor intensive and, if so, significant increases in production volume would likely require changes in both product and process design in order to facilitate increased automation of the Company's then-current production processes. There can be no assurance that any such changes in products or processes or efforts to automate all or any portion of the Company's manufacturing processes would be successful, or that manufacturing or quality problems will not arise as the Company initiates production of any products it might develop.

         In addition, some or all of the Company's potential products, or products in which the Company's sterilization technology may be incorporated, may be required to be manufactured in accordance with current FDA or other governmental agency manufacturing regulations. If the manufacturing facilities cannot pass a plant inspection by the FDA, the manufacturer's ability to manufacture the products will be adversely affected. There can be no assurance the Company can successfully acquire manufacturing capacity on a profitable basis, or contract with another party on terms acceptable to the Company, if at all.

         No Sales or Marketing Capability. The Company has no experience in sales, marketing or distribution. To market any of its products directly, the Company would be required to develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, the Company may obtain the assistance of other companies with an established distribution and sales force. To this end, the Company would be required to enter into agreements with such parties regarding the use and maintenance of such distribution systems and sales forces. There can be no assurance the Company will be able to establish sales and distribution capabilities, or that it will be successful in gaining market acceptance for its products through the use of the efforts of third parties.

         The Company intends to develop and maintain a marketing and sales organization for its products with a portion of the proceeds of the Offering. There can be no assurance the Company will be able to recruit, train and maintain successfully any such sales and marketing personnel, or that the efforts of such personnel will be successful.

         Uncertainty of Protection of Patents or Proprietary Rights. The Company's success will depend, in large part, on its ability to obtain and enforce patents, maintain its trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. The patent positions of companies can be uncertain to some extent and involve complex legal and factual questions, and, therefore, the scope and enforceability of claims allowed in patents are not systematically predictable with absolute accuracy.

         The patent forming the basis of the Company's sterilization technology is a United States patent which was filed in the names of the inventors (Castberg, et al.) and subsequently assigned to Elopak Systems, A.G., a Swiss corporation ("Elopak"). The rights under the patent were subsequently licensed to Biomed Patent Development, LLC and then sublicensed to the Company.

         The Company's license rights in the patent depends, in part, upon the breadth and scope of protection provided by the patent and the validity of the patent. Any failure to maintain the issued patent could adversely affect the Company's business. The Company intends to file additional patent applications (both United States and foreign), when appropriate, relating to its technologies, improvements to its technologies and for specific products it develops. There can be no assurance that any issued patents or pending patent applications of the Company will not be challenged, invalidated or circumvented. There can also be no assurance that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

         The commercial success of the Company will also depend, in part, on the Company not infringing patents issued to others and not breaching any technology licenses upon which the Company's products and services are based. It is uncertain whether any third party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. In addition, if patents have been issued to others which contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to those patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance the Company will be able to obtain any such licenses on commercially favorable terms, if at all. The Company's breach of an existing license or its failure to obtain a license to any technology that it may require in order to commercialize its products may have a material adverse impact on the Company's business, results of operations and financial condition. Further, litigation, which could result in substantial costs to the Company, may also be necessary to enforce patents licensed or issued to the Company or to determine the scope or validity of third party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third-parties, require disputed rights to be licensed from third-parties or require the Company to cease using such technology.

         The Company also relies on secrecy to protect portions of its technology for which patent protection has not yet been pursued or which is not believed to be appropriate or obtainable in addition to any information of a confidential and proprietary nature relating to the Company, including but not limited to its know-how, trade secrets, methods of operation, names and information relating to the Company's vendors or suppliers and customer names and addresses. This technology includes technology which the Company acquired from two parties in connection with, but separate from, the patented technology from Elopak, a portion of which the Company has acquired and a portion of which it has obtained a license to use. There can be no assurance that the Company's undivided ownership and/or license rights in such technology is enforceable.

         The Company intends to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by confidentiality agreements with its employees, collaborative partners, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, whether the Company's trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

         Uncertainty of Market Acceptance. The Company's technology is a new method of sterilization, and no assurance can be given that the Company's products, if any, will ever achieve market acceptance. Physicians, lab assistants and other medical users will not use the Company's products unless they determine, based on experience, clinical data, advertising or other factors, that those products are a preferable alternative to currently available products. Consumers and industrial product users rely on similar evidence in their decisions to use a new product. In addition, the adoption of new medical devices (such as those which might incorporate the Company's technology) is greatly influenced by health care administrators, inclusion on hospital formularies and reimbursement by third party payors. No assurance can be given that health care administrators, hospitals or third party payors will accept the

Company's products. The Company may be required to, among other things, offer substantial discounts on its products or potential products to stimulate demand. The failure of the Company's products, if any, to achieve significant market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

         Intense   Competition;   Rapid  Technological   Change.  The  Company's
potential  product  markets  include  industries  which  are  rapidly  changing, including the medical and clinical products industries, and consumer and industrial sterilization devices industry and industries relating to devices used in water and air sterilization and purification. Existing products and uses for sterilization, as well as technological approaches to developing such products and sterilization techniques, will compete directly with the products the Company anticipates seeking to develop and market. The Company's sterilization technology will compete directly with other sterilization systems and technology, and, although the Company believes its technology has advantages over those competing systems, there can be no assurance the Company's technology will have advantages which will be significant enough to cause users to adopt its use. The products in which the Company's technology may be incorporated will compete with products currently marketed, and competition from such products is expected to increase.

         Most of the companies currently producing sterilization products or using sterilization techniques have significantly greater financial resources and expertise in research and development, marketing, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large third-parties. Academic institutions, governmental agencies and public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. Many of these competitors have sterilization products or techniques approved or in development and operate large, well funded research and development programs in the sterilization field. Moreover, these companies and institutions may be in the process of developing technology that could be developed more quickly or ultimately proved safer or more effective than the Company's sterilization technology.

         The Company faces competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company. See "Business Competition."

         Product Liability. The testing, marketing and sale of medical or clinical products and other products which may utilize the Company's technology involves unavoidable risks. The use of any of the Company's potential products in clinical or other tests or as a result of the sale of its products, or the use of its technology in products, may expose the Company to potential liability resulting from the use of such products. Such liability may result from claims made directly from consumers or by regulatory agencies, companies or others selling such products. The Company currently has no clinical trial or product liability insurance coverage, although it anticipates obtaining and maintaining appropriate insurance coverage as clinical or other development of its product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance the Company will be able to obtain such insurance or, if it obtains such insurance, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire, or the recall of any of its products (or the products incorporating the Company's technology), could have a material adverse effect on the Company's business, financial condition and future prospects.

         Hazardous or Toxic Materials. The Company's research and development activities, and the application of the Company's sterilization technology, may involve the controlled use of materials, substances or electro-magnetic radiation which may, if used or employed improperly, prove hazardous. The Company believes, however, that its technology employs such potentially hazardous or toxic materials and substances in a manner which minimizes their adverse effects. Further, where such hazards are employed, the Company intends to utilize appropriate detection equipment and take appropriate countermeasures in design, or in the test lab environment.

         Need to Attract and Retain Key Employees and Consultants. The Company is dependent on the principal members of its scientific and management staff. In addition, the Company anticipates that it will rely upon consultants and advisors to assist it in formulating its research and development strategies and operations. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel, as well as personnel with expertise in clinical testing, governmental regulation, manufacturing and marketing. Expansion of product development and marketing are also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous medical and clinical companies, universities and other research institutions. There can be no assurance the Company will be able to attract and retain such individuals on acceptable terms, when needed, and to the degree required.

         The Company anticipates that any clinical development or other approval tests in which it participates will be augmented by agreements with universities and/or medical institutions or other personnel. It is likely the Company's academic collaborators will not be employees of the Company. As a result, the Company will have limited control over their activities and can expect that only limited amounts of their time will be dedicated to the Company's activities. The Company's academic collaborators may have relationships with other commercial entities, some of which could compete with the Company.

         Uncertainty of Health Care Reform Measures and Third Party Reimbursement. The Company currently anticipates that one or more of its products may constitute medical products. Recently, a series of legislative and regulatory proposals has been initiated with the aim of changing the United States health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, or the effect such proposals may have on its business if they are adopted, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company's ability to develop, identify or commercialize its potential product portfolio (which includes medical and clinical applications) may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

         Control by Existing Stockholders. After the sale of the Shares offered hereby, the Company's existing stockholders will continue to have the power to elect the Company's directors and, subject to certain limitations, effect or preclude fundamental corporate transactions involving the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock".

         No Public Market; Offering Price; Volatility. There is no established public market for the Common Stock. Although the Company has applied to have the Shares offered hereby listed for quotation on the Nasdaq, there can be no assurance that it will be approved for such listing or that, if approved, an active trading market will develop for the Shares or that purchasers thereof will be able to resell them at prices equal to or greater than the public offering price. The public offering price of the Shares was determined by the Company and may not be indicative of its true value or its market price after the Offering. See "Underwriting". The price of the Shares in the future may be volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, general market trends and other factors, could result in wide fluctuations in the market price of the Shares.

         Dilution. Purchasers of the Shares offered hereby will experience immediate dilution in the net tangible book value per share of their investment. At September 30, 1997, the net (deficit) tangible book value per share of the Company's Common Stock was ($.01). After giving effect to the Offering (at a public offering price of $5.00 per share), and the other transactions contemplated hereby, the adjusted pro forma net tangible book value per share would have been $___________ as of that date, representing an immediate dilution of $____ per share to the purchasers pursuant to the Offering. See "Dilution."

         Lack of Diversification. The Company's primary business operations consist of identifying, developing, manufacturing and marketing sterilization devices and products utilizing or incorporating the Company's sterilization technology. The Company does not anticipate it will change its business focus in the near future. The Company, therefore, does not intend to engage in a variety of other businesses, and will not have the benefit of reducing risk by diversifying its business operations among a portfolio of business activities. However, by pursuing applications of its technology in the medical, commercial, residential, and medical device manufacturing arenas, it hopes to spread, and thereby decrease, such risk.

         Shares Eligible for Future Sale; Potential Adverse Effect on Stock Price. Upon completion of the Offering, the Company will have 5,583,664 shares of Common Stock outstanding. Of these shares, the 1,533,332 Shares sold pursuant to the terms of the Offering will be freely transferable without registration under the Securities Act of 1933, as amended (the "Act"), except for any shares purchased by an "affiliate" of the Company, as that term is defined under such laws. Of the other remaining 4,050,332 shares of Common Stock, all such shares were issued by the Company in private transactions not involving public offerings and are "restricted securities". No current stockholder of the Company has agreed not to sell or otherwise dispose of his Common Stock, and as a result, those shares may be sold in the open market, subject to certain limitations imposed by the federal securities laws. Any such sales could have a material and adverse effect upon the price of the Shares. See "Stock Eligible for Future Sale."

         Anti-Takeover Provisions. The Nevada general corporation law contains certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for the Shares. See "Description of Capital Stock."

         Forward-looking Statements. Certain statements under the headings "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis or Plan of Operations," "Business," and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among other things, the Company's unprofitability and the continuing uncertainty of its profitability, the Company's ability to develop and introduce new products, the Company's lack of sales, marketing and distribution experience and anticipated dependence on third parties for such matters, the risks associated with obtaining governmental approval of the Company's products, the highly competitive industry in which the Company intends to operate and the rapid pace of technological change within those industries, the uncertainty of patent and proprietary technology protection and the Company's reliance on such patent and proprietary technology (including reliance on technology licensed from third parties), changes in or failure to comply with governmental regulation, the uncertainty of third party reimbursement for the Company's products, the Company's dependence on key employees, general economic and business conditions and other factors referenced in this Prospectus.

                                 USE OF PROCEEDS

         The net proceeds to the Company of the Offering are estimated to be $____ million after deducting expenses of the Offering. The Company intends to use (i) approximately $2.0 million of the proceeds from the Offering for research and development of products into which its sterilization technology could be incorporated, including any necessary clinical or pre-clinical testing and regulatory approval of any such products, (ii) approximately $1.5 million for sales and marketing efforts for products into which its sterilization system is placed, as well as for general corporate marketing efforts, and (iii) the balance (approximately $______) for working capital and corporate expenses, including salaries of officers and others charged with maintaining the daily business affairs of the Company, lease payments on administrative offices, legal and accounting fees, and for the payment of certain short-term debt owed IMG, LLC, an affiliate of a director of the Company. The IMG debt is in the principal amount of $50,000, bears interest at the rate of 10% per annum and is due and payable on February 15, 1998. The IMG debt is convertible into Common Stock (at a price of $1.00 per share) if the Company fails to pay the amounts due under the obligation on the due date. The IMG debt is part of a $200,000 loan commitment in favor of the Company from IMG. See "Principal and Selling Stockholders."

         The amounts actually expended for each purpose set forth above may vary significantly, depending upon numerous factors, some of which may be beyond the control of the Company, including the Company's ability to place the Shares if it does not engage the services of an underwriter who will take the Shares on a "firm commitment" basis, the progress of the Company's product identification and development programs, the results of any clinical studies it is required to conduct, the costs and timing of any regulatory approvals it is required to obtain, technological advances, determinations as to the commercial potential of some or all of the Company's products and the status of competitive products. The amounts and timing of such expenditures will depend upon the receipt and timing of any required regulatory approvals, the development of products by the Company, the progress of on-going research and development activities, the results of any clinical studies the Company is required to conduct, the determination of commercial potential, the status of competitive products, the rate at which operating losses are incurred, the receipt of funding from any collaborative partners of the Company and other factors. The net proceeds of the Offering may also be used to acquire other companies, technology or products that the Company believes will complement its business, although no such transactions are currently being negotiated. Pending such uses, the net proceeds of the Offering will be invested in short term, interest bearing securities.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on the Common Stock, and does not expect to declare dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth (i) the actual capitalization of the Company as of September 30, 1997 and (ii) the capitalization of the Company as of that date as adjusted to give effect to the sale of the 1,200,000 Shares offered hereby on behalf of the Company at an assumed public offering price of $5.00 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements included elsewhere in this Prospectus:

                                                                                       As of September 30, 1997
                                                                                       Actual        As Adjusted
                                                                                      -------       ------------
Short-term debt obligations                                                           $50,000        $    ---
                                                                                        ---               ---
Stockholders' Equity
     Common Stock, par value $.0001 per share; 100,000,000                                438            ______
     shares authorized; 4,383,664 shares outstanding; 5,583,664 shares outstanding, as adjusted (1)
     Additional paid-in capital                                                     1,882,162            ______
     Accumulated deficit                                                           (1,921,851)           ______
                                                                                   -----------
     Total stockholders' equity (deficit)                                             (39,251)           ______
                                                                                   -----------
          Total capitalization                                                        $10,749          $
                                                                                   ===========         ========

----------------------

(1) Excludes 2,000,000 shares of Common Stock reserved under the Company's stock option plans, pursuant to which options for 770,000 shares have been issued at a weighted average price of $1.50 per share. See "Management" and "Description of Capital Stock".

                                    DILUTION

         The net (deficit) tangible book value of the Company at September 30, 1997 was $(39,251), or $(.01) per share. Net tangible book value per share is determined by dividing the net tangible book value of the Company (i.e., tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Without taking into effect any other changes in net tangible book value after September 30, 1997 other than to give effect to the sale by the Company of the 1,200,000 Shares offered on behalf of the Company hereby at the assumed public offering price of $5.00 per share and the receipt and application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $_________, or $_________ per share. This represents an immediate increase in net tangible book value of $_________ per share to the existing stockholders and an immediate dilution in net tangible book value of $_________ per share to investors purchasing Shares in this Offering. The following table illustrates the per share dilution in net tangible book value to investors in the Offering assuming the foregoing:

          Public offering price per share...................................................                  $5.00
               Net tangible (deficit) book value per share at September 30, 1997...   $(.01)
               Increase per share attributable to the offering.....................   $_____

          Pro forma net tangible book value per Share after Offering........................              $________

          Dilution per Share to new investors...............................................                     $

         The following table summarizes, on a pro forma basis as of September 30, 1997, the differences between the historical stockholders and the new investors with respect to number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average cash price per share paid by the existing stockholders and by new investors in the Offering at the public offering price of $5.00 per share, before deduction of the estimated offering expenses:

                                                                                                       Average
                                     Shares Purchased                  Total Consideration            Price Per
                                 Number           Percent           Amount           Percent             Share

Existing stockholders           4,383,664            78.5%        $1,452,500             19%             $.33
                                ---------         --------        ----------         -------          ----------
New Investors                   1,200,000            21.5%        $6,000,000             81%
                                ---------         --------        ----------         -------
     Total                      5,583,664            100%         $7,452,500           100%
                                =========         ========        ==========         =======

         The Company has instituted stock option plans providing for the grant of options to purchase up to an aggregate of 2,000,000 shares of Common Stock. To date, options to acquire 770,000 shares of Common Stock at a weighted average price per share of $1.50 have been granted under such plans. See "Management--Stock Option Plans." The foregoing calculations assume, in all cases, no exercise of any existing options.

                             SELECTED FINANCIAL DATA

         The statement of operations for the fiscal year ended December 31, 1996 and the balance sheet data as of such date set forth were derived from the financial statements of the Company which have been audited by Tanner + Co., independent public accountants, as indicated in their report included elsewhere herein. The statement of operations for the nine months ended September 30, 1997 and the balance sheet data as of such date were derived from the unaudited financial statements of the Company. Operating results for interim periods are not necessarily indicative of results to be expected for a full fiscal year. The Selected Financial Data should be read in conjunction with the Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus. See also "Management's Discussion and Analysis or Plan of Operations."

                                                                          March 28, 1996
                                                                             (Date of               Nine
                                                                            Inception)           Months Ended
                                                                         to December 31,         September 30,
                                                                               1996                  1997
                                                                            (Audited)             (Unaudited)
                                                                        ----------------       ----------------
Statement of Operations Data:
Revenues                                                                 $      ---             $       ---
                                                                        ----------------       ----------------
Costs and expenses:
     Technology license acquisition and royalty expense..........          $1,000,000               $275,500
     Consulting, legal, and accounting fees......................             130,008                197,150
     Salaries, wages and payroll taxes...........................              91,766                150,027
     Other general and administrative............................              31,722                 65,723
                                                                         -----------------      ---------------
          Total costs and expenses...............................           1,253,496                688,400
                                                                         -----------------      ---------------
Loss from operations.............................................          (1,253,496)              (688,400)
Interest income..................................................               9,526                 10,519
                                                                         -----------------      ---------------
Loss before income taxes.........................................          (1,243,970)              (677,881)
Income tax expense...............................................               ---                     ---
Net loss.........................................................         $(1,243,970)             $(677,881)
                                                                         =================      ===============

Per Common Share Amounts:
Net loss.........................................................              $(0.65)                $(0.16)
                                                                         ==================     ===============
Shares used in computing per share amounts(1)....................           1,910,000              4,179,000
                                                                         ==================     ===============

Balance Sheet Data:
Cash and cash equivalents........................................            $503,338                $20,280
Total assets.....................................................             510,957                 61,208
Accumulated deficit..............................................          (1,243,970)            (1,921,851)
Stockholders' equity (deficit)...................................             294,930                (39,251)



(1) See Note 1 of the Notes to Financial Statements for information concerning the computation of per share amounts.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information appearing elsewhere in this Prospectus. This section may contain forward-looking statements that involve risks and uncertainties. The Company's actual results of operations may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

         Overview. The Company is in the business of identifying, evaluating, developing, manufacturing and marketing products and devices which use or incorporate a proprietary sterilization technology known as the "Deligen II" technology. The Company has been a development stage company since incorporation in March of 1996, has been unprofitable to date, and expects to incur additional operating losses over the next several years, primarily due to costs associated with its product identification, research and development programs. As of September 30, 1997, the Company's accumulated deficit was $1,921,851. The Company's ability to achieve and sustain profitability will depend on its ability to identify, develop, manufacture and sell products, as to which there can be no assurances.

         Since inception, the Company has incurred approximately $1,941,000 in operating expenses, $1,275,000 or 65.5% of which were incurred to acquire licenses to or interests in its proprietary technology. Although the Company has ongoing obligations to pay royalties on revenues generated from the sale and use of its licenses, management does not presently expect to incur significant amounts to acquire or license additional technologies. An additional $327,000, or 17%, of the cumulative operating expenses was spent on consulting, legal and accounting fees directly related to acquiring the above mentioned licenses and technology and in identifying and developing products using the technology. The balance of the Company's operating expenses incurred since inception, approximately $339,000 or 17.5% of the total, were in payment of general and administrative expenses necessary for the Company's operations.

         Plan of Operation. The Company has financed its operations since inception primarily through the sale of its equity securities. Through September 30, 1997 the Company had realized approximately $1,252,000 (net of costs) in proceeds from such sales. As of December 31, 1996, and September 30, 1997, the Company had cash and cash equivalents totaling $503,388 and $20,280, respectively. During the next twelve months, the Company expects to continue to incur substantial expenses relating to the further research and development of its Deligen II technology, the identification and development of its products, and the acquisition of additional capital equipment for research and development activities.

         The Company believes that existing capital resources, together with the net proceeds of the Offering (approximately $_____ assuming the sale of all of the Shares offered hereby by the Company), interest income earned thereon and anticipated revenues (consisting of product sales, royalties and contract research, if any), will enable the Company to maintain its current and planned operations for at least the next two years. The Company's actual future capital requirements will depend on many factors, however, including the progress of the Company's independent and collaborative research and development programs, payments received under any collaborative agreements with other companies, if any, the results and costs of any required pre-clinical and clinical testing for the Company's medical and/or clinical products or devices, the costs associated with the timing of any required regulatory approvals, technological advances, the status of competitive products, and the commercial success of any Company products. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all, to prevent the Company to continue with its plan of operations.

         The Company intends to develop and commercialize two product applications in conjunction with a collaborative partner, a clinical laboratory washer and a carbon dioxide incubator. The Company anticipates that the costs of developing and initiating commercialization of these two products will be between approximately $400,000 and $600,000 during the next twelve months. The Company is also conducting early-phase evaluation, research and development work relating to the application of the Deligen II technology to the ventilation systems of commercial airlines. The Company intends to expend approximately $200,000 for the evaluation and development of a commercial aircraft ventilation product during the next twelve months. The Company also intends to continue and accelerate the preliminary development activities it has conducted with respect to a component "kit" for the Deligen II technology, and anticipates that it will expend approximately $100,000 for the research and development of that product during the next twelve months. See "Business -- The Company's Product Development Program."

         Although the Company expects to expand its current administrative, research and development facilities, it currently does not intend to do so in the next twelve months. Depending upon the progress of its product identification and development programs (particularly the commercial aircraft ventilation product), the Company may be required to acquire additional research and laboratory equipment.

         In order to promote the sale of any products it develops during the next twelve months, the Company intends to spend approximately $1.0 million in sales and marketing efforts. These expenditures may be used, in part, to hire, train and maintain a direct sales force. During the next twelve months, the Company also intends to add approximately 3 new research and development personnel, 2 marketing and sales personnel and increase its administrative personnel by approximately 4 persons. The Company believes its increased personnel requirements will require the expenditure of approximately $500,000 during the next twelve months.

                                    BUSINESS

Introduction.

         The Company is in the business of identifying, evaluating, developing, manufacturing and marketing devices and products utilizing its proprietary Deligen II sterilization technology. The Deligen II technology incorporates a combination of ultraviolet light and ozone for sterilization of products, water and air. The Company believes the technology is as effective as, or is more effective than, most other currently available methods of sterilization, but has advantages over most other current sterilization methods by not requiring excessive heat, humidity, pressure or the use of extremely hazardous or toxic materials or products.

         The Company is currently evaluating a number of potential products for the Deligen II technology. These products fall into three broad categories: (1) laboratory and clinical sterilization and disinfecting products, such as the two products the Company is currently developing; (2) contract sterilization for manufacturers which will allow them to sterilize products on their production lines prior to packaging or in bulk after packaging; and (3) water and air purification applications for commercial, industrial and residential products such as furnaces, air conditioners, dishwashers, aircraft ventilation systems, HVAC systems, water treatment systems and laundry equipment. The Company believes the potential applications of the Deligen II technology include devices and systems that can be incorporated into existing products to make their purification and sterilization functions more safe and effective, "stand alone" devices for sterilization or purification, and add-on components for existing devices that may or may not currently provide sterilization or purification functions.

         The Company has initially identified two products into which it intends to incorporate the Deligen II technology, and has developed marketing prototypes of those products in collaboration with a laboratory equipment manufacturer. The two products, a carbon dioxide incubator and a glassware washer, are generally based on product designs currently manufactured by the collaborative equipment manufacturer. The Company has also conducted early-phase studies of a purification system the Company believes may be able to be incorporated into the air system of commercial aircraft. In addition, the Company is pursuing an independent research and development program for a portable, self-contained sterilization unit or "kit" that can be retrofitted into a number of existing devices or incorporated into devices and products that currently do not have sterilization or disinfectant functions.

Background on Sterilization Systems.

         A broad range of medical, clinical laboratory and industrial products need to be free of essentially all objectionable levels of microbes, and a number of other products, including devices for industrial and consumer uses, require reduced but non-sterile microbial levels. The principal methods that have historically been used for reducing or eliminating such contaminants are steam sterilization, ethylene oxide, gamma radiation, dry heat, electron beams, ultraviolet light and ozone. While there is some overlap of these sterilization methods, different industries have addressed the need for sterilization in different ways.

         The medical products and clinical laboratories industries currently represent the largest users of sterilization technologies. Exact figures are difficult to determine, but the Company believes the annual medical product and clinical laboratory market for sterilization in the United States is approximately $875 million to $980 million, and that the world-wide annual medical product and clinical laboratory sterilization market was in excess of $1.7 billion in 1995. Demand is expected to grow to approximately $1.5 billion and $3.9 billion, respectively, by 2002. The Company also believes that the annual United States contract sterilization segment of the market is in excess of $300 million (approximately 50% of which is attributable to contract sterilization for third parties and approximately 50% to sterilization of products by in-house facilities at large manufacturers).

         Currently, four types of sterilization methods - steam sterilization, ethylene oxide, radiation (gamma radiation or electron beam) and dry heat - are principally used for sterilization. To a lesser extent, ultraviolet light and ozone are also used individually for sterilization. The Company believes each of these methods has advantages and disadvantages.

         Steam Sterilization. Steam sterilization, which is most commonly associated with autoclave devices, uses pressurized, moist heat in the form of steam to sterilize biological contaminants. The basic technology used in steam sterilization was developed in the late 1870s, when it was discovered that 120(Degree) Celsius (240(Degree) Fahrenheit) was an effective sterilization temperature. Advances in the last 100 years have enhanced steam sterilization technology, making it a widely accepted sterilization method. Based on published reports, the Company believes that steam sterilization is used to sterilize approximately 20% of all medical devices in the United States.

         To achieve optimum results with steam, the sterilization chamber must be free of air. This is most commonly achieved by evacuating the chamber with pumps. Steam sterilization does not use toxic or caustic chemicals, is easy to control and is relatively inexpensive to use, but because of the extreme heat and pressure conditions created in the process, not all materials can be sterilized using steam. Many plastics melt or distort in the steam sterilization process, and other natural materials, such as rubber, are adversely affected by steam sterilization. In addition, it is generally difficult to sterilize large objects, objects which are moisture-sensitive or objects which are not moisture permeable. Moreover, because steam sterilization requires high pressure and heat, it cannot generally be used where mobile sterilization is required, and it is not able to kill some types of bacterial spores.

         Dry Heat Sterilization. Dry heat sterilization is similar to steam sterilization, but without the water and pressure requirements. Materials sterilized by dry heat are placed in a chamber that reaches temperatures between 140(Degree) Celsius and 170(Degree) Celsius (284(Degree) Fahrenheit and 338(Degree) Fahrenheit for a sustained period of time). Dry heat sterilization is simple to use, cost effective and is effective with materials that are affected by moisture or chemicals, but resistant to heat deformation.

         Dry heat also has a number of drawbacks. Some bacterial contaminants are resistant to heat sterilization up to very high temperatures. Additionally, processing times of materials can be quite long. As a result, dry heat has generally has been used to sterilize heat deformation resistant surgical instruments in small quantities.

         Ethylene Oxide. Ethylene Oxide is a toxic and flammable gas that is used extensively on heat and pressure sensitive products that cannot be sterilized by steam or dry heat. Ethylene Oxide was developed in the 1800's and was refined over time until it was first commercially used for sterilizing medical devices in the 1940s. Libraries have used ethylene oxide as a way to control degradation of books, and approximately twenty-five percent of all spices used in the United States are treated with ethylene oxide.

         Ethylene oxide sterilization can offer an effective alternate method for sterilizing medical products that are heat and pressure sensitive (such as cotton products), products treated with special compounds (such as lubricated needles), and prepackaged kits and surgical procedure trays that incorporate medications. It is often used to sterilize catheters, tracheostomy tubes, adhesive bandages and sutures. It does, however, have a number of disadvantages. Ethylene oxide is a toxic, mutagenic compound with possible carcinogenic properties. To lessen these problems, ethylene oxide was often used in a mixture of 88% chloroflourocarbon and 12% ethylene oxide. The chloroflourocarbon most often used with ethylene oxide is freon, which can no longer be produced in, or imported into, the United States. It is still legal to buy and sell stockpiled freon in the United States, but its increasingly limited supply has lead to significant price increases. Because chloroflourocarbons have been shown to cause environmental problems, many medical device manufacturers and medical professionals have looked for safer and less expensive ways to sterilize their devices. The ethylene oxide sterilization industry has switched to 100% ethylene oxide in many instances, which is highly flammable and, therefore, generally requires a heavy investment in physical containment and personnel training. Other ethylene oxide carriers, such as nitrogen gas, have been used only on a limited scale. Another limitation of ethylene oxide sterilization is that it is not always effective against some imported cotton-borne pathogens (such as pyronema). Those products must generally be purchased pre-sterilized by radiation (or radiated as a secondary step by the manufacturer) even though the manufacturer uses ethylene oxide sterilization for its other products.

         Gamma Radiation. Compared to steam and ethylene oxide, gamma radiation is a relatively new method of sterilization. First used in the 1950s, the method uses the spontaneous decay of radioisotopes, generally cobalt 60 or cesium 137, to produce ionizing gamma radiation. When uranium is used to generate electricity through use of nuclear reactions, both cobalt 60 and cesium 137 can be produced as by-products. These radioisotopes are expensive, limited in quantity, and are difficult to handle, but when used as sterilants, they are quite effective.

         Gamma radiation is effective on materials that are heat and pressure sensitive, it can sterilize quickly if high intensity radiation is used and it has high penetrability, thereby allowing treatment of devices in shipping cartons or pallets. Since some degradation of materials can occur in gamma radiation sterilization, testing must be done prior to the sterilization to ensure no hidden material changes occur. In addition, sterilization times can be quite long if low radiation intensity is used, and some types of bacterial spores are more resistant to ionizing radiation (such as gamma rays) than other methods of sterilization. Gamma radiation apparatus is generally quite large, heavy and expensive, so it is generally only used in contract sterilization facilities and by a few large medical device manufacturers.

         Before a gamma radiation facility can be used, it must be approved by the Nuclear Regulatory Commission ("NRC") which, among other things, requires that extensive shielding (such as 6 foot cement walls) be used in order to protect facility employees, and by the Environmental Protection Agency ("EPA"). The use of gamma radiation as a sterilant is also hampered (primarily in the food industry) by the public's negative perception of the process.

         Accelerated Electrons. The history of accelerated electron (E-beam) sterilization is closely tied to that of gamma radiation, since both methods use ionization as the sterilization agent. High intensity electron beams differ from gamma radiation, however, in that they are generated by electrical power rather than by the spontaneous decay of radio isotopes.

         Because electron beams used for sterilization are high intensity, the sterilization process generally requires a fairly short exposure time, which typically minimizes the degradation of the exposed materials. On the other hand, accelerated electron sterilization requires a steady, consistent distribution of electron beams on treated materials for effectiveness (which can result in inconsistent sterilization results) and generally results in low penetration of the treated materials. In addition, although electron beam facilities are generally less costly to operate than gamma radiation facilities, they are very expensive in comparison to other sterilization methods and typically suffers from maintenance problems. Like gamma radiation sterilization facilities, accelerated electron sterilization facilities are regulated by the NRC and the EPA. These factors have limited the use of accelerated electron sterilization facilities in the United States. Currently, only approximately 30 such facilities are in operation.

         Ultraviolet Irradiation. Ultraviolet light has been used on a commercial basis as an effective sterilant since about the beginning of the 20th century. Ultraviolet light, which is a form of electromagnetic radiation, is most effective as a sterilant when it is produced in a frequency range of 220-300 nanometers (frequently referred to as the "abiotic" region), and is most effective when the germicidal wavelengths correspond with the wavelengths most absorbed by nucleic acids and when the materials to be sterilized are directly exposed to the radiation. Ultraviolet light radiation acts on cellular deoxyribonucleic acid (DNA) to effect lethal changes in microbes, and can be used in place of chlorine in water treatment without many of its adverse affects on wildlife and other organisms. Ultraviolet irradiation does not require the use of harmful chemicals and does not leave harmful residues, but it is not generally accepted in the United States, in part because it requires that the materials to be sterilized be directly exposed to the radiation.

         Ozone Gas. Ozone has been used for purification and sterilization since at least the early 1890s, when it was used to treat drinking water in Europe. Ozone is an unstable molecule comprising three atoms of oxygen. It is formed by the excitation of molecular oxygen into atomic oxygen in an emerging environment, which allows the recombination of the excited oxygen atom with an excited oxygen molecule. Because ozone is an unstable molecule, it acts as a powerful oxidizing agent. Ozone is effective against both microbial contaminants and volatile organic compounds and, because of its short half-life, sterilization personnel are generally subjected to reduced risk by the process in comparison to other sterilization methods. Because ozone has a relatively short half-life, however, it breaks down into regular oxygen molecules rapidly, and, as a result, it generally must be generated on-site for sterilization processes. Like ultraviolet light, ozone is not widely used in the United States for sterilization purposes.

The Deligen II Technology

         The Deligen II technology combines two well-known sterilants, ultraviolet light and ozone gas, to form a reliable, relatively low cost and effective sterilization method. Singularly, neither ultraviolet light nor ozone are particularly effective in killing all types of microorganisms. When used in combination, however, the Company believes the two sterilants create a synergistic effect, resulting in an enhanced effective rate of sterilization. The Company believes the synergistic effect can be explained, in part, by the absorption of the ultraviolet light by the ozone, which produces highly reactive substances that effectively kill microorganisms, including hard-to-kill spores. When ozone is exposed to ultraviolet light, singlet and triplet excited states of molecular oxygen and excited states of atomic oxygen are created. These singlet oxygen molecules have been shown to be cytotoxic, and the effect is enhanced when the oxygen is exposed to ultraviolet light in an enclosed environment.

         The Company believes the Deligen II technology provides a sterilization method which is at least as effective as other currently used sterilization methods. See "Business--The Company's Product Development Program." The Company also believes the Deligen II system has a number of advantages over other commonly used sterilization methods. The Deligen II system operates at room temperature, so many plastic materials can be sterilized that would normally show signs of degradation through the use of heat or steam sterilization. Since the Deligen II system does not generally require elevated pressures to be effective, the sterilization apparatus does not need to be constructed of heavy gauge metal, a disadvantage of both the ethylene oxide sterilization and steam sterilization methods, both of which routinely require pressures in excess of atmospheric pressure. The Deligen II system allows for much lighter equipment to be used which, in turn, allows for greater portability. Another major advantage of the Deligen II system is that all of the necessary components for singlet oxygen and ultraviolet light production can be generated on-site, since ozone can be produced from air with an ozone generator and ultraviolet light can be generated by readily available lighting fixtures. Both ozone generators and ultraviolet light sources require only electrical power sources. In contrast, ethylene oxide sterilization systems typically require the use of heavy and bulky high pressure gas cylinders, and capture or containment systems to dispose of the process residuals.

         Moreover, while some precautions need to be taken when working with the Deligen II sterilization process, the Company believes they are relatively minor in comparison to the precautions that need to be observed when using most other sterilization methods. Intense ultraviolet light is capable of damaging sensitive tissue, but since the Company believes the ultraviolet light source in a Deligen II system will be contained in a closed chamber and controlled by safety interlocks, the Company believes it unlikely that an operator will be exposed to ultraviolet light. Further, although excessive exposure to ozone can be irritating to mucus membranes, the Deligen II sterilization process uses ozone only in low concentrations, and the Company believes that, if its sterilization processes are conducted in a well ventilated room, workers would not be exposed to the deleterious effects of high ozone concentrations. Finally, unlike gamma radiation and accelerated ion beam sterilization processes, the Company's Deligen II technology is simple to use, does not require extensive training or shielding, does not require regulation by the NRC and is relatively inexpensive.

The Company's Business Strategy.

         The Company's long-term objective is to apply its proprietary Deligen II technology in a number of consumer, medical, clinical and industrial areas, and to establish the technology as a preferred means of providing purification, sterilization and disinfectant functions. The Company is pursuing this objective with the following four-part strategy:

         o Improve Existing Sterilization Products and Devices. The Company intends to develop improved sterilization devices by applying its Deligen II technology to currently recognized or currently used commercial, municipal and residential sterilization or disinfection applications, such as medical device or glass sterilizers, where existing methods of sterilization have cost, efficacy, clinical or other limitations.

         o Develop a Deligen II "Kit." The Company intends to develop a portable, self-contained sterilization unit that employs the Deligen II technology and which can be incorporated into devices as a separate "kit" or component addition to either increase the effectiveness of existing sterilization or disinfection functions (such as to existing incubators, clean rooms and glass washers) or provide for a sterilization or disinfection function as a new add-on feature (such as a new function for residential dishwashers, washing machines and HVAC systems).

         o Pursue Contract Sterilization. The Company intends to pursue sterilization contracts with large corporate sterilization users, such as medical device manufacturers, for the sterilization or disinfection of products and devices as part of their original manufacturing process or in connection with the packaging of the products for reuse.

         o Pursue New Sterilization Technology. The Company intends to pursue new and additional sterilization and disinfectant technologies through research and development collaborative relationships with strategic industry partners, selective in-licensing and, where appropriate, acquisitions.

         The Company believes its business strategy offers a number of potentially significant benefits. First, by focusing on developing improvements to currently existing devices, products and sterilization applications, the Company will not bear the cost and risks associated with the discovery and development of those devices and products. Second, the Company believes its proposed kit product will position the Company to create new commercial opportunities for approved or contemplated products and devices which may or may not currently have sterilization functions. Third, the Company believes its strategy compresses the Company's `time to market' and may reduce the time necessary to generate a positive cash flow. Finally, by entering into relationships with strategic partners, and acquiring rights to new sterilization techniques developed by third parties, the Company believes it will be able to focus its resources on areas where it believes it has the greatest competitive advantage, such as product research, clinical development and regulatory affairs.

The Company's Product Development Program.

         The Company's product development program primarily consists of its ongoing efforts to identify uses and applications for its Deligen II technology. The Company is also conducting on-going tests to quantify the sterilization properties resulting from the application of the Deligen II technology.

         Currently Identified Products. The Company is in the early stages of its product development program but has identified two products in the clinical laboratory and medical sterilization market - a carbon dioxide incubator and a clinical laboratory glass washer - into which it will initially incorporate the Deligen II technology. The Company believes that the experience of bringing these products to market will allow it to identify additional products into which the Deligen II technology can either be incorporated as an additional or attachment feature or into which the Deligen II technology can be incorporated as a primary component.

         The total United States annual clinical laboratory and medical sterilization market during 1998 is estimated to be approximately $1.1 billion. The international annual market for those sterilization services in 1998 is estimated to be approximately $1.6 billion. The laboratory and medical sterilization market consists primarily of three market segments, the ethylene oxide and steam sterilization market, the alternative sterilization processes market and the accessories and consumables market. The Company believes that the two products it has identified and is currently developing will directly compete in the ethylene oxide and steam sterilization portion of the clinical laboratory and medical sterilization market. The Company estimates that this market segment will have estimated sales in 1997 of approximately $378 million in the U.S. market and approximately $522 million in the international market for the same year.

         The Company has constructed four prototype sterilization units to determine the sterilization efficacy of the Deligen II technology in configurations similar to the configurations the Company believes will be used in the carbon dioxide incubator product. The first three prototypes were gradual improvements on form and function. The final prototype, which the Company believes will be the basis for the design of products which utilize the Deligen II technology, is in the form of a sterilization chamber similar to chambers typically seen in sterilization equipment found in clinical and medical laboratories.

         Based on tests using the prototypes, the Company has determined that the fourth prototype had an effective, repeatable and verifiable sterilization rate for S. Pyogenes and S. Aureus microorganisms of 100% in 40 minutes or less, depending on how product is presented to the process in the sterilization chamber. The sterilization tests on the prototypes were conducted on biotest materials provided by a regional ISO 9001, certified, FDA-inspected research laboratory in Salt Lake City, Utah. In addition to providing the biotest materials, the laboratory verified the sterilization results of the prototypes. The Company is presently evaluating the use of its Deligen II technology in a prototype attachment to a laboratory glassware washer unit, and is testing the washer to determine if its glass cleaning functions interfere with the sterilization functions of the Deligen II technology add-on.

         Potential Products. The Company believes there may be a significant demand for products which currently do not, but could, provide sterilization or purification functions as a part of their primary function. These products include residential and commercial dishwashers and clothes washers, water treatment systems and systems for the purification of air. Although the Company believes the results of its preliminary research and development activities for many of the potential products described in this section have been promising, there can be no assurances that the Company will be able to develop all or any of these products successfully. In most instances, the potential products described in this section have been identified by the Company based only on preliminary marketing, engineering and other studies. The Company has not yet undertaken any significant steps toward verifying either the market need or the technical feasibility of the various products described in this section.

                  Component Kit. A primary focus of the Company's current research and development program is the design and development of a portable self-contained sterilization unit that can be incorporated with minimal design or configuration changes into existing products and devices. The Company believes that, if developed, the unit could possibly also be used in products which currently provide sterilization or disinfection functions but whose performance and efficiency could be improved through the incorporation of the Deligen II technology.

                  Water   Sterilization   and   Purification   Products.   Water
purification encompasses such diverse industries as residential and commercial dishwashing and laundry equipment, potable/drinking water supplies and processors, water cooling tower treatment equipment, flood damage restoration, lake remediation, residential and public swimming pools, and water bottling plants. The Company estimates that in excess of 230,000 commercial laundry washers, 80,000 commercial dishwashers and approximately 4.5 million residential dishwashers are sold annually in the United States alone.

         The Deligen II system could also potentially be used in municipal, residential and commercial water supply systems. In the United States water supply systems were historically designed to provide a reliable supply of water, defined primarily as adequate pressure and adequate quantity. Water quality was typically not an important criteria. The Company believes this emphasis is changing, and that concerns of reuse of `gray' water or even reclamation/recycling of sewage due to the growing concern of water shortages, as well as ground water contamination, outbreaks of water contamination and resultant sickness, and a growing world-wide shortage of potable water, have heightened the awareness and importance of water quality. The traditional method in the United States of treating municipal water supplies with chlorine has recently been challenged by some special-interest groups. The Company estimates that, during the last eight years, approximately 20% of all expenditures by water supply providers in the United States was for water quality improvement, representing an investment of approximately $6.3 billion.

         Another growing problem in United States water supply system is the aging of the water distribution infrastructure. The American Water Works Association has estimated that nearly 240,000 water main breaks occur each year in the United States. Such breaks and resultant repair activity provide a constant opportunity for contaminant intrusion. The Company believes that these problems are contributing to the recognition by local water districts that they need to reconsider the use of additional, decentralized water treatment facilities and disinfectant/sterilization technologies.

                  Air Sterilization and Purification Products. The Company believes there may also be a market for air sterilization and purification devices which incorporate the Deligen II technology. In the last several years, the EPA has made indoor air quality a household word. Reports of cases of "Sick Building Syndrome" and "Legionnaires' Disease" have heightened people's awareness to the dangers of contaminated HVAC ductwork as harbors of pathogens, and industries such as duct cleaners have sprung up to address these concerns. Cleaning efforts for HVAC systems are generally periodic rather than continual, however, and often rely on mechanical rather than disinfection to reduce the disease potential. The Company believes that the Deligen II technology could potentially be adapted to existing and new HVAC systems, in several different configurations, to address these concerns for closed, occupied environments. In 1996, there were in excess of 350,000 duct-mounted air cleaners and 2,625,000 household air cleaners sold in the United States. The air purification market also includes clothes dryers, an industry that had sales of approximately 145,000 commercial dryers and 5,528,000 residential dryers in 1996.

         The Company is also conducting early-phase studies to determine if the Deligen II technology can be used (either through the use of a component kit that may be developed by the Company or through modification of existing HVAC systems) for air purification in passenger aircraft. The Company has had preliminary discussions with a large commercial aircraft manufacturer regarding the incorporation of a Deligen II-based air purification system in the manufacturer's aircraft. In 1996, commercial aircraft manufacturers delivered approximately 400 commercial aircraft to airlines and other commercial carriers. In addition, the Company estimates that as of 1996 approximately 11,500 commercial aircraft are in service which could potentially benefit from a Deligen II air purification system.

                  Contract Sterilization. The Company believes that, through the use of a Deligen II kit or otherwise, it may develop products and devices which could be used by either the Company or third parties for the sterilization and disinfection of products as part of the original manufacturing process or in connection with the packaging of those products for reuse. Although there are no published industry statistics and precise numbers are difficult to determine, the Company believes that the United States market for sterilization services provided by sterilization processing centers (known as "contract sterilizers" in the industry) was approximately $160 million in 1996. The Company also estimates that in-house sterilization centers owned or leased by larger manufacturers processed a similar volume of sterilization.

Collaborative Relationships.

         The Company's commercial strategy is to develop products independently and, where appropriate, in collaboration with established companies and institutions. Collaborative partners may provide financial resources, research and manufacturing capabilities and marketing infrastructure to aid in the identification, development and commercialization of the Company's products or products in which the Company's Deligen II technology is incorporated. Depending on the availability of financial, marketing and scientific resources, among other factors, the Company may license its technology or products to others and retain profit sharing, royalty, manufacturing, co-marketing, co-promotion or similar rights. Any such arrangements could limit the Company's flexibility in pursuing alternatives for the commercialization of other products it identifies and/or develops.

         The Company is currently negotiating with a laboratory equipment manufacturer regarding the formation of a collaborative relationship under which the Company and the manufacturer would jointly develop sterilization products. Under the proposed terms of the arrangement, the manufacturer would manufacture all or a portion of those jointly developed products.

         The Company has no manufacturing facilities. As part of the process of identifying and developing its products, the Company may be required to manufacture, or have third parties manufacture, certain products and devices, including prototypes of the products. To the extent possible, the Company will require any such manufacturing to be conducted by third parties, including those parties with which it has collaborative relationships.

         As the Company identifies and develops products, it intends (i) to license the manufacturing rights to those products to third parties, and/or (ii) engage in the manufacture of the devices and equipment components that will integrate the Deligen II technology into the identified product(s), and/or (iii) engage in the manufacture of those devices and products.

Competition.

         The markets in which the Company anticipates it will operate are intensely competitive. The Company's competition includes academic institutions, agencies and other public and private research organizations, as well as large and small for-profit companies, some of which are currently in the process of developing, or have developed, sterilization technologies similar to the Company's Deligen II technology. The Company's products will also compete with sterilization methods and systems other than those based on combination sterilization methods. Many of the Company's competitors and potential competitors have sterilization systems and methods which have been approved or are in development and operate large, well funded research and development programs devoted to the investigation and development of proprietary sterilization methods. Some of these systems and technologies could be developed more quickly or ultimately prove to be more safe or effective than the Company's Deligen II technology. In addition, a number of the Company's present and
potential   competitors  have  broad  product  lines,   established   sales  and
distribution systems and greater experience in marketing, research and development and regulatory approval, all of which may directly affect the Company's ability to compete with those entities.

         The Company anticipates that it will initially compete in three general market areas - (i) the steam and ethylene oxide sterilization segments of the clinical laboratory and medical sterilization market, (ii) the air and water purification and sterilization markets, and (iii) the contract sterilization market.

         Clinical Laboratory and Medical Sterilization Market. The companies that compete in the clinical laboratory and medical sterilization markets employ several sterilization technologies and processes. A number of the Company's competitors in the market manufacture and sell traditional steam sterilization units (autoclaves), ethylene oxide gas units and products that use similar processes. The Company believes that the ethylene oxide and steam sterilization market is dominated by two companies, Steris (which the Company believes has a majority of the market share) and MDT Biological Company (which manufacturers the Castle and Harvey brands of sterilizers and which the Company believes has in excess of 10% of the market). The remainder of the market is fragmented.

         Recently, clinical laboratories and medical products manufacturers and distributors have begun using "high level disinfection" as an alternative to clinical and medical laboratory sterilization. Regulatory agencies, including the FDA, have allowed clinical and medical laboratories to employ high level disinfection in the place of sterilization in some instances, particularly with respect to the treatment of medical devices that do not enter or touch the body. High level disinfection typically does not result in 100% sterilization of an object but, rather, reduces the overall exposure to adverse risks associated with contaminants. The primary advantage of high level disinfection over sterilization is its lower cost and faster throughput. The Company believes that its Deligen II technology successfully competes in both such areas.

         Water and Air Purification and Sterilization Markets. The Company believes that, with respect to air purification manufacturers, the Company's principal competitors will be Holmes, Inc., Honeywell, Inc. and Duracraft, who the Company believes currently control the majority of the market, and that MPW International Services Group, Inc., Service Master L.P. and Philip Services Corp. are major competitors in the industrial air cleaning industry. The Company believes that, with respect to the water sterilization and purification markets, the largest competitor in the market is Culligan, Inc. and, with respect to wastewater disinfection, Trojan Technologies, Inc., Wedeco, Infilco-Degremont, Inc. and Hinovia/Aquionics.

         Contract Sterilization Market. The Company believes that the contract sterilization market is extremely fragmented and that it will compete with numerous local and regional manufacturers and marketers of products in those markets, depending on the exact product and market segment in question. The Company's currently proposed contract sterilization services will also compete with services provided by other contract sterilization service providers that use a number of sterilization methods. For example, companies using radiation sterilization methods include Isomedix, Inc. ("Isomedix") and Sterigenics
International, Inc. The Company will also compete with contract sterilizers using ethylene oxide and electron-beam technology, including Cosmed Group, Inc., Griffith Micro Science, Inc. and Isomedix.

Patents, Proprietary Rights and Licenses.

         The Company is party to a number of agreements, licenses and other contractual arrangements under which it acquired its proprietary technology. The Company has also entered into a series of agreements for the protection of its proprietary technology.

         The Elopak, Biomune and Biomed Agreements. The basic technology underlying the Company's proprietary Deligen II technology was invented by employees of Elopak. On May 25, 1993, those parties received a United States Patent on the technology, and the patent rights were subsequently assigned to Elopak. In April, 1996, Biomed Patent Development, LLC ("Biomed") obtained an exclusive world-wide license (including the right to sub-license) of the patent rights, including the right to use, manufacture and sell products or services relating to the sterilization of devices and equipment of all kinds as well as the sterilization of the environment, inclusive of air and water, and excluding only the sterilization of food containers for individual food items and in the food packaging industry. Elopak also granted Biomed the same license to use all unpatented technology it held related to the patent. Biomed paid Elopak a one time license fee of $50,000 (as an advance on royalties) for its rights under the Elopak License. Biomed subsequently obtained certain trade secrets relating to the sterilization of products using ultraviolet light and ozone and which it believed complemented the patented technology.

         In May 1996 Biomed licensed the patent and the trade secrets rights to the Company, and, in September 1997 assigned its rights in the patent rights and trade secrets, and the agreements under which those rights arose, to the Company in exchange for 150,000 shares of Common Stock, plus the assumption of certain liabilities (the "Biomed Assignment"). As successor to Biomed, the Company must pay Elopak a royalty of .5% of the net sales price for all licensed products and components. Once the accrued .5% royalty exceeds the license fee already paid, the Company must pay further royalties quarterly, based on payments for licensed products actually received by the Company. The Elopak License lasts until the expiration of the last to expire of the patents. Either party may terminate the Elopak License if the other party is in material breach and fails to cure such breach within a 30 day period.

         Under the Biomed Assignment, Biomed also transferred to the Company its rights to certain, non-patented technology which the Company believes is complementary to the Elopak patented technology and which Biomed had previously acquired from Biomune Systems, Inc. ("Biomune") and SZTP Technologies ("SZTP") pursuant to two separate agreements dated May 6, 1996. Biomed purchased SZTP's 10% interest in the unpatented technology from SZTP and acquired the remaining 90% in such technology from Biomune pursuant to a license agreement (the "Biomune License"). Under that agreement, Biomune granted Biomed an exclusive, world-wide license to make, market and sell products and services using the licensed technology. In the first year, Biomed was required to pay Biomune a royalty of the greater of 7.5% of Biomed's, and its licensee's, gross sales or $45,000. The term of the Biomune License is fifteen (15) years and it can be terminated by either party if the other party is in material breach that continues uncured for a period of thirty (30) days. As successor to Biomed under the Biomed Assignment, the Company must pay Biomune a royalty for each year during the term equal to the greater of .9% of its gross sales or $90,000. The consideration for the Biomed Assignment is described under "Certain Relationships and Related Transactions."

         Biomed purchased all of SZTP's 10% interest in the unpatented technology from SZTP pursuant to a purchase agreement dated May 6, 1996. Biomed agreed to pay SZTP a total of $855,000 for the technology, a portion of which remained unpaid as of the date of Biomed's assignment of its rights in the SZTP technology to the Company under the Biomed Assignment. In the Biomed Assignment, the Company received Biomed's interest in the purchased technology and agreed to issue 67,000 shares of its Common Stock to SZTP in full payment of the remaining technology payment.

         Confidentiality Agreements. The Company relies in part upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

         The Company has required its employees, consultants, outside scientific collaborators and joint venture partners to execute confidentiality agreements. These agreements provide that all confidential information owned or developed by the Company or made known to an individual or company during the course of the individual's or company's relationship with the Company must be kept confidential and not disclosed to third parties except under specific circumstances. In the case of employees, the agreements further provide that all inventions related to the Company's business conceived and/or developed by the employee in the course of employment will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's trade secrets or other patented technology.

Governmental Regulation.

         Products regulated as medical devices may not be commercially distributed in the United States unless they have been cleared or approved by the FDA, or unless they are otherwise exempted from the FDA's regulations. Currently, there are two methods for obtaining FDA clearance or approval of medical devices. Certain products qualify for a pre-market notification procedure under ss.510(k) of the FDA Act. In order for a device to qualify under the 510(k) notification procedure, the manufacturer must, among other things, establish that the product being marketed is substantially equivalent to another legally marketed product. In such cases, marketing of the product may commence when the FDA issues a letter finding that there is a substantial equivalence to the legally marketed device. The FDA may require, in connection with a 510(k) notification, that the manufacturer provide the FDA with results of animal and/or human testing.

         A 510(k) notification is also required when the manufacturer makes certain changes or modifications to an already marketed device that could significantly affect safety or effectiveness, or where there is a major change or modification in the intended use or in the manufacture of an approved device. In such cases, the manufacturer is the party that determines if the change or modification is of a kind or nature that would necessitate the filing of a new 510(k) notification. The FDA's regulations provide only limited guidance in making these determinations.

         If a medical device does not qualify for the 510(k) notification procedure, the manufacturer may file a pre-market approval (a "PMA") application under ss. 515 of the FDA Act. A PMA application generally requires a much more complex submission than a 510(k) notification, and typically requires a showing that the device is safe and effective based on more extensive clinical testing. As a result, PMAs typically result in a longer FDA review process.

         The Company believes that medical products or sterilizers incorporating the Deligen II technology will generally be classified as Class II medical products which can be cleared through the FDA regulatory process through the application of a 510(k) notification. The Company has not yet filed any 510(k) notification with the FDA with respect to any application of the Deligen II technology or with respect to any product, and there can be no assurance that the Company will obtain the required regulatory clearance for the Deligen II technology based on a 510(k) notification application. The FDA may require additional testing showing that the Deligen II technology is safe and effective under the 510(k) application procedure, may require the Company to file a PMA for clearance of products in the marketplace that incorporate the Deligen II technology, or may require additional testing, including clinical trials. Although the Company believes that 510(k) notification applications are currently being processed by the FDA in approximately 120 days, there can be no assurance that any 510(k) notification filed by the Company with respect to its Deligen II technology will be approved in that time period, if at all. Furthermore, additional regulatory requirements could be imposed by legislation or regulation once the Company receives FDA approval of its Deligen II technology.

         The FDA will also regulate the Company's quality control and manufacturing procedures for any medical devices it develops by requiring the Company and its contract manufacturers to demonstrate compliance with strict manufacturing requirements. The FDA's manufacturing regulations require, among other things, that (i) the manufacturing process be regulated and controlled by the use of written procedures, and (ii) that the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing at every step of the manufacturing process. These regulations also require investigation of any deficiencies in the manufacturing process, the products produced, or record keeping. The FDA monitors compliance with these requirements by requiring manufacturers to register their manufacturing facilities with the FDA and by conducting periodic FDA inspections of those facilities. If an FDA inspector observes conditions which might be in violation of these manufacturing requirements, the manufacturer is generally required to correct those conditions or explain them satisfactorily. If a manufacturer fails to adhere to the manufacturing requirements, the devices manufactured by the manufacturer could be considered to be manufactured in violation of the FDA's rules and regulations, and subject the manufacturer to FDA enforcement action that could include physical removal of the devices from the marketplace.

         The FDA's medical service reporting regulations would also require the Company to provide information to the FDA in the event of the occurrence of any death or serious injuries alleged to have been associated with the use of any medical products the Company develops, as well as any product malfunction that would likely cause or contribute to a death or serious injury if a malfunction were to occur. In addition, FDA regulations prohibit a medical device from being marketed for unapproved or uncleared indications. If the FDA believes that a company is not in compliance with these regulations, it can institute proceedings to delay or halt the distribution of the company's devices, issue a recall, seek injunctive relief or assess criminal and civil penalties against the company or its executive officers, directors or employees.

         Agencies similar to the FDA regulate medical devices in some foreign countries, whereas other countries allow unregulated marketing of those devices. The Company will be required to meet the regulations of any foreign country where it markets its products. There can be no assurance that any of the Company's future medical products will receive FDA clearance or similar clearance in foreign countries. It is also possible that regulations governing the manufacture and sale of the Company's products could change in the future. The Company cannot predict the impact of such changes on its business activities.

         In the future, and assuming that the Company actually manufacturers products, it plans to implement ISO 9001, a certification showing that the Company's procedures and manufacturing facilities comply with certain standards for quality assurance and manufacturing process control. This certification, along with the European medical device directive certification, would evidence the Company's compliance with the requirements, thereby enabling the Company to affix the "CE" mark to its products. The CE mark is used to show that a product is manufactured in conformity with European standards for safety, and allows certified devices to be placed on the market in all European union countries. After June of 1998, medical devices may not be sold in European union countries unless they display the CE mark.

         Near future plans to apply the Deligen II system to certain other applications used to disinfect air and water may also place the Company's business operations under the regulation of the EPA or other governmental agencies. The EPA regulations provide scrutiny to assure all devices comply with federal laws regulating the environment. The EPA can impose sanctions, institute legal actions, or impose fines or all if the Company is not in compliance with the laws concerning environmental activities and concerns. The EPA can also refuse or revoke clearance for the Company to sell devices in the United States. Any such actions by the EPA could result in the disruption of the Company's operations for an indeterminate period of time. Various states in which the Company's products may be sold in the future may also impose similar or other requirements.

         At the present time, the Company is in the process of completing in-house validations of the application of the Deligen II to two devices. The first is the application of the Deligen II system in a carbon dioxide incubator. The change in the incubator is designed to enable the incubator to self-disinfect at the end of each usage cycle. The second application of the Deligen II system is in a laboratory glassware washer, and is designed to enable the device to also sterilize the glassware. Upon completion of its in-house validations, the Company intends to make 510(k) notification applications with the FDA for both products.

         The Company may also be subject to occupational safety and health and other federal, state and local laws and regulations relating to such matters as safe working conditions and manufacturing conditions and practices. There can be no assurance that the company will not be required to incur significant costs to comply with these laws, regulations or policies in the future, or that such laws, regulations or policies will not increase the cost of producing the Company's devices or products or otherwise have a material adverse effect on the Company's ability to do business.

Product Liability Insurance.

         The testing, marketing and sale of products relating to human health care or medical procedures entail an inherent risk of allegations of product liability, and there can be no assurance the product liability claims will not be asserted against the Company. Although the Company currently has in force general liability insurance, it does not currently have product liability insurance. There can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liability. In addition, the Company currently has no clinical trial liability insurance for any human clinical trials in which it may engage, and there can be no assurance that it will be able to obtain and maintain such insurance for any clinical trials in which it engages.

Employees.

         As of October 15, 1997, the Company had nine employees and consultants, of whom five hold Ph.D., or other advanced medical, scientific or business degrees. Five employees or consultants are engaged in research and development activities and four are devoted to support and administrative activities. Several of the Company's management and professional employees have had prior experience with medical or clinical device or product companies. The Company believes it maintains good relations with its employees and understands that its success will depend in large part upon its ability to attract and retain its current employees and future employees. The Company faces competition in this regard from other companies, research and academic institutions and governmental entities.

Facilities.

         The Company currently occupies approximately 912 sq. ft. of leased office, support and administrative space in Bountiful, Utah. The lease has a term of one year, and expires on April 30, 1998. The monthly rental under the terms of the lease is $874. The Company also leases approximately 1,000 sq. ft. of laboratory space located in Salt Lake City, Utah. The lease has a term of one year, and expires September 30, 1998. The monthly rental under the terms of the lease is $1,000.

         The Company believes it will have access to facilities adequate to meet its needs for the foreseeable future. Should the Company need additional space, management believes it will be able to secure these facilities on reasonable rates and terms.

Legal Proceedings.

         The Company is not a party to any material litigation or legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

         The Company's directors, executive officers and key employees, and their respective ages and positions with the Company, are set forth below in tabular form. There are no family relationships among the Company's directors or executive officers. The Company's Board of Directors is currently comprised of three members, each of whom are elected for 1 year terms. Executive officers were chosen by and serve at the discretion of the Board of Directors. The Company anticipates that it will have a five member board. It has identified and had discussions with, one candidate, Mr. Kenneth D. Taylor, to fill a board position. Mr. Taylor has 36 years of experience in the aviation industry, including purchasing, selling and leasing commercial and executive aircraft. There is no assurance that Mr. Taylor will agree to serve as a director or that he will be nominated or elected.

                 Name                     Age                          Position
Dale G. Karren                             49     President, Chief Executive Office and Director

E. Wayne Nelson                            55     Secretary, Treasurer and Chief Financial Officer

Frank Eldredge, Ph.D                       57     Director of Research and Development

David Derrick                              46     Director

David Sorensen                             58     Director

Dale G. Karren is a Director of the Company and serves as its President and Chief Executive Officer. For the past 8 years, Mr. Karren has been in the management consulting business, providing corporate strategic and business services to his corporate clients. Between 1991 and 1994 he was a partner in Synergy, Inc., a management consulting firm, and most recently owned his own management consulting firm, Equibuilders, LLC. Mr. Karren began his career with Deloitte & Touche, LLP in New York, New York in 1972 and is a certified public accountant. Mr. Karren graduated from Utah State University in 1972 with a Bachelors of Science Degree in Accounting.

Wayne Nelson is the Company's Secretary, Treasurer, and Chief Financial Officer. Between 1993 and 1995 he served as president of Utah Health Cost Management Foundation, a foundation that seeks more healthcare access and less cost for the residents of Utah. From 1991 to 1992 he served as President and Chief Executive Officer of Comlink International, a multimedia and televideo technology company. Between 1988 and 1991 he was Vice-President and Chief Financial Officer of Geneva Steel Corporation in Orem, Utah. Since 1995 and continuing through the present, Mr. Nelson also acts as Recorder (the equivalent of a senior or administrative vice president) of the Jordan River Temple for the Church of Jesus Christ of Latter Day Saints. Mr. Nelson received his Bachelor of Science from the University of Utah in 1966 and his Masters of Business Administration from the University of Utah in 1967.

Frank A. Eldredge, Ph.D serves as the Company's Director of Research and Development. Between 1992 and 1997, Dr. Eldredge served as Executive Vice President in New Product Development for Biomune, a biotechnology company. Prior to that, he acted as an independent science consultant for two years. Dr. Eldredge received his Bachelor of Arts degree from the University of Utah in 1965, a Masters of Science in Cytogenics from the University of Utah in 1969, and a Ph.D. in Genetics plus allied fields from the University of Utah in 1972.

David G. Derrick has served as a Director of the Company since July 1997. Mr. Derrick has also served as the Chief Executive Officer of Optim, Inc. (a subsidiary of Biomune Systems, Inc. ("Biomune"), a company in the nutracuetical and nutritional products business) since May 1, 1996, and since 1989 as Chairman of the Board of Directors of Biomune. From September 1979 to June 1983, Mr. Derrick was a faculty member at the University of Utah College of Business, Department of Finance. Mr. Derrick graduated from the University of Utah College of Business with a Bachelor of Science degree in Economics in 1975 and with a Masters in Business Administration degree with an emphasis in Finance in 1976.

David K. Sorensen has served as a Director since September 1997. He is currently the Executive Director of the Utah Manufacturing Extension Partnership (UMEP) and the Executive Director of WestCAMP, Inc., a manufacturing industry management company. Between 1985 and 1993 he also served as Chairman and Chief Executive Officer of ECHO Solutions, Inc., a software products and services company, and between 1983 and 1985 has served as Executive Vice President of Eyring Research Institute, Inc., a 300 person software development company. Between 1981 and 1983 he was General Manager at EG&G, a high-technology engineering and design company. Mr. Sorensen held engineering, manufacturing, marketing and management positions with General Electric between 1966 and 1970, Bunker Ramo (a power utility equipment manufacturer) between 1970 and 1974, and Aerojet Nuclear Corporation (the Idaho Nuclear Engineering Laboratory prime contractor) between 1974 and 1976. Mr. Sorensen has a Bachelor of Science degree in Mechanical Engineering from Brigham Young University, which he received in 1966.

         The Board of Directors has two standing committees: the Audit Committee (comprised of Messrs. __________and __________) and the Compensation Committee (comprised of Messrs. _________and __________). The Audit Committee is primarily charged with the review of professional services provided by the Company's independent auditors, the determination of the independence of such auditors, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. The Compensation Committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and stock option plans of the Company, and approving the salaries and other benefits of the executive officers of the Company. The Compensation Committee also consults with the Company's management regarding retirement and other benefit plans, and the Company's compensation policies and practices in general.

Director Compensation

         Directors do not receive cash compensation for serving on the Board of Directors or any committee of the Board, or for any other services rendered to the Company (except for those Directors who are also employees), but are reimbursed for expenses they incur in connection with attending Board of Directors or committee meetings, and have received stock options.

Executive Compensation

         Between May 1996 and March 1997, Lynn L Summerhays acted as the Company's President, Chief Executive Officer and Chairman of the Board. In March 1997, Mr. Karren replaced Mr. Summerhays as the Company's President and Chief Executive Officer. See "Management -- Employment Agreements" below. During the Company's fiscal year ended December 31, 1996, Mr. Summerhays received the cash compensation and stock options set forth in the tables below.

                                                           Summary Compensation Table

                                                                                              Long Term
                                                 Annual Compensation                         Compensation
                                 ----------------------------------------------------       ---------------
Name and Principal Position              Year             Salary ($)     Bonus ($)             Options
------------------ --------              ----             ----------     ---------             -------
Lynn L. Summerhays                       1996              $100,000           ---              70,000(1)
   President, Chief Executive
    Officer and Chairman of
    the Board

-------------------------------

(1) Mr. Summerhays' option is exercisable through May 31, 2000. The exercise price per share is $1.50.


                       Option/ Grants in Last Fiscal Year
                                       Number of
                                       Securities
                                       Underlying       % of Total Options
                                    Options Granted    Granted to Employees    Exercise or Base
              Name                        (#)            in Fiscal Year(1)       Price ($/Sh)        Expiration
-------------------------------    -----------------   ---------------------  -------------------  -----------------
Lynn L. Summerhays
   President, Chief Executive            70,000                 20%                  $1.50           May 31, 2000
    Officer and Chairman of the
    Board

-----------------------

(1)  Based on options for a total of  350,000 shares granted during 1996.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Value
                                       Shares                       Exercisable/Unexercisable
                                     Acquired on                  Securities Underlying Options       Value of
                                      Exercise         Value      Securities Underlying Options      Unexercised
              Name                    Exercise        Realized              Options                   Options(1)
---------------------------------   -------------   -----------  -------------------------------    --------------
Lynn L. Summerhays
   President, Chief Executive            --             $--                  70,000                    $18,200
    Officer and Chairman of the
    Board

-----------------------

(1) For purposes of determining the values of the options held by Mr. Summerhays, the Company has assumed that the Common Stock underlying the options had a value of $1.50 per share in May 1996, which is the estimated fair market value the Board of Directors attributed to the Common Stock in May 1996 in connection with the proposed sale by the Company of the Common Stock. The option value is based on the difference between the fair market value of the shares in May 1996 (approximately $1.76 per share) and the option exercise price per share, multiplied by the number of Shares subject to the option.

Employment Agreements.

         In May 1996, the Company entered into an employment agreement with Lynn
L. Summerhays, under which Mr. Summerhays agreed to serve as the Chairman of the Company's Board of Directors, Chief Executive Officer and President. The employment agreement had an initial term of two years and, under its terms, Mr. Summerhays' base salary was $100,000 per year. The employment agreement contained confidentiality and non-competition provisions that restrict Mr. Summerhays' right to disclose the Company's confidential information and to compete with the Company.

         In March 1997, Mr. Summerhays resigned as the Company's President and Chief Executive Officer, but remained on the Board of Directors. In connection with Mr. Summerhays' resignation, Mr. Summerhays and the Company entered into a termination agreement that provides for the continuation of the confidentiality and non-competition provisions of Mr. Summerhays' employment agreement for a period of two years. Under the termination agreement, Mr. Summerhays also retained his option to acquire up to 70,000 shares of Common Stock. Mr. Summerhays resigned as a member of the Board of Directors in May 1997 and the Company retained Mr. Summerhays as a consultant in June 1997.

         In April 1997, the Company entered into an employment agreement with Dale G. Karren pursuant to which he agreed to serve as Chief Executive Officer and President of the Company for an initial term of two years. The Company will pay Mr. Karren an annual salary of $136,000 pursuant to an amendment that was effective July 1997. Mr. Karren is required to devote up to 80% of his business time, attention and skill to the business of the Company, and he must promote the Company's business and cooperate with the Board of Directors to advance the best interests of the Company and its stockholders. Mr. Karren may terminate the agreement at any time upon thirty days written notice to the Company, but the Company may only terminate the agreement for cause. "Cause" means a material breach of the employment agreement which remains unremedied after any applicable cure period, a material failure to adhere to certain written policies of the Company if such failure continues after the applicable cure period, misappropriation of Company funds, or in the event of Mr. Karren's conviction of a felony or crime of moral turpitude which is related to the business of the Company and which is injurious to its business. Mr. Karren's employment agreement also contains confidentiality and non-competition provisions. In connection with Mr. Karren's employment, the Company granted Mr. Karren an option to purchase up to 70,000 shares of Common Stock at $1.50 per share.

Stock Incentive Plans.

         In September, 1996, the Board of Directors adopted the 1996 Stock Option (the "1996 Plan"). An aggregate of 1,000,000 shares of Common Stock are reserved for issuance under the Plan. In September 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Plan"). The 1997 Plan will be submitted to the Company's stockholders for approval in connection with the closing of the Offering. Under the plans, all employees (including officers) of the Company, together with other persons who perform substantial services for or on behalf of the Company, will be eligible to receive incentive and nonstatutory options to purchase Common Stock, as well as stock. An aggregate of 2,000,000 shares of Common Stock are reserved for issuance under each plan. Incentives may be granted under the plans at any time prior to the expiration of 10 years from the date upon which the plan was adopted by the Board of Directors. Options to acquire 770,000 shares were issued under the 1996 Plan and, as of October, 1997, no option to acquire shares under the 1997 Plan had been issued.

         The plans are administered by a committee of the Board of Directors consisting of at least two members, and are presently administered by the Compensation Committee. Under the plans, the exercise price at which the shares of Common Stock covered by each grant may be purchased will be determined on the date of grant by the committee, but can be no less than the par value of such shares and, in the case of incentive stock options, may not be less than the fair market value of such shares on the date of grant. The number of shares covered under the options granted under the plans are subject to adjustments for stock splits, mergers, consolidations, combinations of shares, reorganizations and other recapitalizations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company originally obtained its license to the Diligen II technology under a license agreement dated May 6, 1996 between the Company and Biomed (the "Biomed License"). Biomed is an affiliate and former stockholder of the Company. Under the Biomed License, Biomed licensed the rights it obtained under the Elopak License, the Biomune License and the SZTP purchase agreement to the Company. The Company agreed to pay Biomed a royalty in the first year equal to the greater of 7.5% of the Company's gross sales or $1,000,000. The Company had no sales and so was obligated to pay the $1,000,000 minimum royalty in four installments of $250,000 each. The Biomed License also required the Company to pay a royalty in subsequent years equal to the greater of 1.5% of gross sales or $150,000. The Company also issued a warrant to Biomed in connection with the Biomed License. The warrant gave Biomed the right to purchase 1,750,000 shares of the Company's common stock for $.1429 per share for a total of $250,075.

         The Company paid Biomed a total of $700,000 cash for the first year royalty and Biomed exercised its warrant and paid the warrant exercise price by forgiving the final $250,000 installment for first year royalties. The Company did not pay any royalty during the second year of the Biomed License.

         On September 15, 1997, the Company entered into the Biomed Assignment with Biomed. Pursuant to the Biomed Assignment, Biomed transferred all of its interest in the Deligen II technology, including its rights under the Elopak License, the Biomune License and the purchase agreement with SZTP, to the Company in exchange for 150,000 shares of the Company's Common Stock. The Company also agreed to pay SZTP 67,000 shares of its Common Stock as payment in full for the purchase of SZTP's interest in the unpatented technology. The Company's stock payments satisfied all amounts owing under the Biomed License as of the date of the Biomed Assignment. Biomune is controlled by Mr. Derrick, a director and 5% stockholder of the Company. Biomed is also controlled by Mr. Derrick, and Mr. Victor Krasan, a former director of the Company, was the founder and is the current president of Biomed.

         On August 8, 1997, the Company entered into a loan agreement with IMG, L.C., a Utah limited liability company ("IMG"). Under that loan agreement, IMG purchased certain accounts receivable from the Company for $50,000 cash and provided a $200,000 line of credit to the Company. The Company borrowed $50,000 on the line of credit, which is evidenced by the Company's promissory note dated September 15, 1997 in favor of IMG. IMG is owned and controlled by a member of the Company's board of directors and the Company's former president and chief executive officer.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock on October 15, 1997 and as adjusted to reflect the sale of the Shares hereby by (i) all persons or entities known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each executive officer; (iv) all directors and executive officers as a group; and (iv) the Selling Stockholders. The beneficial ownership shown in the table below is based on information provided to the Company by the 5% stockholders, the directors, executive officers, and Selling Stockholders. Unless otherwise indicated, each such person (alone or with family members) has voting and dispositive power of the shares listed opposite such person's name.

                                                     Beneficial Ownership                   Beneficial Ownership
                                                      Before Offering(1)       Shares          After Offering
                                                      Shares      Percent      Offered      Shares       Percent
5% Stockholders
-----------------------------------                 ---------     -------      -------     ---------     -------
James Dalton(2)                                     1,277,000      29.1%         --        1,277,000      22.9%
   2401 South Foothill Drive
   Salt Lake City, Utah  84109
David Pomerantz(3)                                   250,000        5.7%         --         250,000        4.5%
   100 Cedarhurst Ave. Ste. 210
   Cedarhurst, New York  11516
Larry Horowitz                                       225,000        5.1%         --         225,000        4.0%
   1335 Club Drive
   Hewlett, New York  11557
Lynn L. Summerhays(4)                                295,000        6.6%         --         295,000        5.2%
   942 North Oakridge Drive
   Farmington, Utah  84025
Victor J. Krasan, Ph.D(5)
   8437 Avon Street
   Jamaica Estates, New York  11432


Officers & Directors
-----------------------------------
Dale G. Karren(6)                                     70,000        1.6%         --         70,000         1.2%
   380 North 200 West Ste. 101
   Bountiful, Utah  84010
E. Wayne Nelson(7)                                    70,000        1.6%         --         70,000         1.2%
   2681 Willow Bend Dr.
   Sandy, Utah  84093
Frank A. Eldredge, Ph.D                                 --           --          --           --            --
   538 Villager Lane
   Midvale, Utah  84047
David G. Derrick(8)                                  680,000       15.2%         --         680,000        12%
   362 South 200 West
   Farmington, Utah  84025
David K. Sorensen(9)                                  70,000        1.6%         --         70,000         1.2%
   1025 East 690 South
   Orem, Utah  84058
Directors and Executive Officers as a Group          890,000        19%          --         890,000       15.1%
(5 persons) (10)

Selling Stockholders
-----------------------------------
Albert Greenspoon                                     66,666        1.5%       33,333       33,333          *
   c/o Kaufman Laramee
   800 Rene Lavaseque Blvd., West Suite 2220
   Montreal, Quebec H3B 1X9
   Canada
Carter Investments, Inc.                             216,666        4.9%       108,333      108,333        1.9%
   c/o Kaufman Laramee
   800 Rene Lavaseque Blvd, West Suite 2200
   Montreal, Quebec H3B 1X9
   Canada
Steven Shein                                          33,333         *         16,666       16,667          *
   c/o Kaufman Laramee
   800 Rene Lavaseque Blvd, West Suite 2200
   Montreal, Quebec H3B 1X9
   Canada
Elaine Mintz                                          33,333         *         16,666       16.667          *
   c/o Kaufman Laramee
   800 Rene Lavaseque Blvd, West Suite 2200
   Montreal, Quebec H3B 1X9
   Canada
Pension Plan for Employees of                         8,333          *          4,166        4,167          *
   Federation Pension Bureau
   225 West 34th Street, Room 1220
   New York, New York  10122
David M. Cahn                                         8,333          *          4,166        4,167          *
   225 West 34th Street, Room 1220
   New York, New York  10122
Jerome L. Grushkin                                    16,667         *          8,334        8,333          *
   3 Whitwell Place
   Staten Island, New York  10304
Philip Stashin                                        8,333          *          4,166        4,167          *
   225 West 34th Street, Room 1220
   New York, New York  10122
Peter Greenblatt                                      25,000         *         12,500       12,500          *
   6510 N.W. 39th Terrace
   Boca Rotan, Florida  33496
Sharlene Slutsky                                      33,333         *         16,666       16,667          *
   20 Equestrian Court
   West Hills, New York  11743-6636
William K. Martin                                     16,667         *          8,334        8,333          *
   175 East 400 South, #710
   Salt Lake City, Utah  84111
Charles W. Hostenske                                  8,333          *          4,166        4,167          *
   7735 Redman Lane
   Reynoldsburg, Ohio
J. Michael Martin                                     16,667         *          8,334        8,333          *
   9 Exchange Place #1112
   Salt Lake City, Utah  84111
Kennth L. Nochta                                      16,667         *          8,334        8,333          *
   331 Garesche
   Collinsville, Illinois
Richard B. Carlock                                    33,333         *          8,334        8,333          *
   22324 Anasazi Way
   Golden, Colorado  80401
John P. Fox                                           8,333          *          4,166        4,167          *
   22 West 122 Sheffield Place
   Glen Ellyn, Illinois  60137-6804
Kenneth F. and Peggy Z. Tortoriello                   16,667         *         16,666       16,667          *
   1069 Hohlfelder Road
   Gencoe, Illinois  60022
Reno Hartfiel                                         33,333         *         16,666       16,667          *
   712 Main Street, Suite 2000
   Houston, Texas  77002
Clarence R. Shima                                     33,333         *         16,666       16,667          *
   1172 Akipola Street
   Kailua, Hawaii  96734
John DiPace                                           16,667         *          8,334        8,333          *
   1515 Frank Street
   Scotch Plains, New Jersey  07076
John Audiffern                                        16,667         *          8,334        8,333          *
   304 West 102nd Street, Apt. 2C
   New York, New York  10025
Selling Stockholders as a Group (22 persons)         666,664       15.2%       333,332      333,332        6.0%
-----------------------------------

  *  Less than 1%.
  (1)Assumes 4,383,664 shares of Common Stock issued and outstanding. The inclusion herein of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission, each person is deemed to beneficially own any shares issuable upon exercise of share options or warrants held by that person that are currently exercisable or that become exercisable within 60 days after the date hereof, and any reference in these footnotes to shares that become exercisable within 60 days after the date hereof and any reference in these footnotes to shares subject to share options or warrant held by the person in question refers only to such shares.
  (2)Includes 1,139,000 shares held of record by CTM, LC. Mr. Dalton does not disclaim beneficial ownership of such shares.
  (3)Includes 250,000 shares held of record by Daliz Associates. Mr. Pomerantz does not disclaim beneficial ownership of such shares.
  (4)Includes an option to acquire 70,000 shares.
  (5)Includes an option to acquire 70,000 shares.
  (6)Includes an option to acquire 70,000 shares.
  (7)Includes an option to acquire 70,000 shares.
  (5)Includes an option to acquire 70,000 shares.
  (8)Includes 485,000 shares held of record by IMG, LC, a Utah limited liability Company, which is owned 85% by Mr. Derrick and 60,000 shares held of record by ADP Management. Mr. Derrick does not disclaim beneficial ownership of such shares. Also includes a stock option to acquire 70,000 shares.
  (9)Includes an option to acquire 70,000 shares.
 (10)Includes options to acquire 280,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

         The Company, a Nevada corporation, is authorized to issue 100 million shares of Common Stock, $.0001 par value. After being issued, the shares of Common Stock are not subject to further assessment or call.

         The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after the payment of liabilities. The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon the completion of the Offering will be, validly issued, fully paid and non-assessable.

         The present stockholders of the Company will own approximately 72.5% of the outstanding Common Stock upon completion of the Offering. As a result, they will be in a position through their voting to control to elect the members of the Board of Directors and will effectively continue to control the Company.

Indemnification

         Neither the Company's Articles of Incorporation nor its bylaws contain any express provisions relating to indemnification of the Company's officers, directors and/or employees. Nevada corporate law, as codified in the Nevada Private Corporation Law ("NPCL") contains provisions that permit a corporation to indemnify and advance expenses to a person made a party to a proceeding because he is or was a director, officer, employee or agent of the corporation, or because he acted in such capacity for another entity at the corporation's request, against damages and expenses if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal proceedings, he had no reason to believe his conduct was unlawful. The NPCL requires the corporation to indemnify a director, officer, employee or agent to the extent he was successful on the merits or otherwise in defense of any action, or claim therein, against expenses, including attorneys' fees, reasonably incurred in connection with the defense.

         In an agreement between the Company and its chief financial officer executed in January 1997, the Company agreed to indemnify that party to the fullest extent permitted by the NPCL and to advance expenses incurred by that person in any proceeding in which the person is entitled to indemnification. At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent of the Company or indemnification by the Company. The Company is not aware of any threatened litigation or proceeding which would result in a claim for such indemnification.

Anti-Takeover Effect of Nevada Law

         Under the NPCL, once a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of the corporation, a stockholders meeting must be held after delivery of the "offerors statements", so the stockholders can vote on whether the shares proposed to be acquired (the "control shares") may exercise voting rights. Except as otherwise provided in a company's articles of incorporation, the approval of a majority of the outstanding stock not held by the offeror is required to approve any voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest unless the articles of incorporation or bylaws of a corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the control share acquisition provisions of the NPCL do not apply.

         The NPCL also provides that a corporation may not engage in any "combination" (which is broadly defined to include mergers, sales and leases of assets, issuances of securities, and similar transactions) with an "interested stockholder" (which is defined as the beneficial owner of 10% or more of the voting power of the company) and certain affiliates and associates for three years after the interested stockholder's date of acquiring the shares, unless the combination or the purchase of shares by the interested stockholder is approved by the Company's board of directors before the date the interested stockholder acquires the shares. After the initial three year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates, unless the aggregate amount of cash and the market value of consideration other than cash to be received by stockholders as a result of the combination meets certain minimum requirements set forth in the NPCL. Those minimum requirements are met if the consideration received by the stockholders is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three year period immediately preceding the date of announcement of the combination or in the transaction in which he became an interested stockholder; (ii) the market value per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date interested stockholder acquired his shares; or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock.

         Further, under the NPCL, the selection of a period for the achievement of corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) the interests of the community and of society, and
(iv) the long-term as well short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The directors also may resist a change or potential change in control of the corporation if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interests of the corporation's stockholders" or for one of the other reasons described above. Finally, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

         The provisions set forth above might diminish the likelihood that a potential acquirer would make an offer for the Common Stock, impede a transaction favorable to the interests of stockholders or make it more difficult to effect a change in control of the Company and replace incumbent management. As a result, the existence of these provisions may have a negative effect on the market price of the Shares.

Transfer Agent and Registrar

         The Company will act as the transfer agent and registrar for the Common Stock.

                         STOCK ELIGIBLE FOR FUTURE SALE

         Prior to the Offering, there has been no established public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices of the Common Stock.

         Upon completion of the Offering, the Company will have 5,583,664 shares of Common Stock outstanding. Of these shares, the 1,533,332 shares of Common Stock sold pursuant to the Offering will be freely transferable without restriction under the Act, except for shares purchased by an "affiliate" of the Company (as that term is defined in the rules and regulations issued under the Act), which will be subject to the resale limitations of Rule 144, as promulgated under the Act ("Rule 144"). The remaining 4,050,332 shares of Common Stock were issued by the Company in private transactions not involving public offerings, and are "restricted securities." As such, they may not be resold unless registered under the Act or unless they are sold in accordance with an exemption therefrom. All or a portion of these remaining 4,050,332 shares will become eligible for sale in the public marketplace in reliance on Rule 144, subject to the volume and other restrictions contained therein. Also, the Company has adopted the 1996 Plan and 1997 Plan, which will allow it to issue options covering up to an aggregate of 2,000,000 shares of Common Stock to its key managerial employees and consultants. The Company has issued options for a total of 770,000 shares in connection with its stock option plans. The shares acquired upon any exercise of such options would, subject to applicable federal securities laws (including certain volume and other restrictions contained therein), become eligible for sale in the public marketplace.

         The Company has not sought or obtained any contractual agreements with the holders of the currently outstanding shares (or the holders of options to acquire shares) which would limit, prohibit or defer their rights to dispose
(subject to the provisions of Rule 144 and other federal securities laws provisions) of their shares. As a result, persons will have the right to effect transactions in their shares. Those transactions could have a material and adverse effect on the market price of the Shares offered hereby.

                                  UNDERWRITING

         The Company is negotiating with a number of underwriters to place the Shares on a "firm commitment" or "best efforts" basis. At present, however, the Company has not engaged the services of any underwriters and, accordingly, no person or entity is required to acquire any of the Shares hereunder. The Offering will, in all respects, represent a best efforts offering by the

Company, and the Shares will be sold by the Company's officers and directors. The Company intends first to place Shares for the benefit of the Company (and to the extent of the 1,200,000 Shares being offered by it hereunder), and then for the benefit of the Selling Stockholders, pro rata in accordance with their respective interests in the aggregate 333,332 Shares being offered by them hereunder. See "Risk Factors - Best Efforts Offering."

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         In September, 1997, the Company's Board of Directors retained Tanner + Co., as its independent public accountants. The Company's former auditors, Arthur Andersen LLP, issued their report on the Company's financial statements for the period ended December 31, 1996, however, such report does not cover the financial statements of the Company included in this Prospectus. The former auditors' report did not contain an adverse or disclaimer of opinion and was not modified as to audit scope or accounting principles. However, such report included an explanatory paragraph that described certain factors discussed in
Note 2 to the Financial Statements that raises substantial doubt about the ability of the Company to continue as a going concern. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Tanner + Co., the Company had not consulted with Tanner + Co. regarding accounting principles.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby by the Company will be passed upon for the Company by Parsons Behle & Latimer, Salt Lake City, Utah.

                                     EXPERTS

         The audited financial statements of the Company as of December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Tanner + Co., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         As a result of the Offering the Company will become subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish to its stockholders annual reports containing financial statements audited by and independent public accounting firm and will make available copies of quarterly reports containing unaudited financial statements for the first three quarters each fiscal year.

         The Company has filed with the Commission, Washington, D.C., 20548, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form SB-2 which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration

Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at N.W., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements an other information regarding registrants that file electronically with the Commission.

                                                             BIOXIDE CORPORATION
                                                   Index to Financial Statements







                                                                            Page

Report of Tanner + Co........................................................F-2


Balance sheet................................................................F-3


Statement of operations......................................................F-4


Statement of shareholders' equity (deficit)..................................F-5


Statement of cash flows......................................................F-6


Notes to financial statements................................................F-8

                          INDEPENDENT AUDITORS' REPORT






     To the Board of Directors and Stockholders of Bioxide Corporation


     We have audited the balance sheet of Bioxide Corporation (a development stage entity) as of December 31, 1996 and the related statements of operations, shareholders' equity (deficit), and cash flows for the period March 28, 1996 (date of inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bioxide Corporation (a development stage entity) as of December 31, 1996, and the results of its operations and its cash flows for the period March 28, 1996 (date of inception) through December 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated revenues from operations and has incurred an operating loss. This raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                   TANNER + CO.


Salt Lake City, Utah
October 1, 1997


                                                                                                 BIOXIDE CORPORATION
                                                                                       (A Development Stage Company)
                                                                                                       Balance Sheet
____________________________________________________________________________________________________________________

                                                                                       September 30,   December 31,
                                                                                            1997           1996
                                                                                        (Unaudited)     (Audited)
                                                                                       -------------   ------------
              Assets

Current assets:
     Cash ............................................................................   $    20,280    $   503,388
     Prepaid expenses ................................................................         2,199            993
                                                                                       -------------   -------------

                  Total current assets ...............................................        22,479        504,381

Property and equipment, net ..........................................................        38,729          6,576
                                                                                       -------------   -------------

                                                                                         $    61,208    $   510,957
                                                                                       =============   =============
____________________________________________________________________________________________________________________

              Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
     Accounts payable ................................................................   $    19,756    $     6,671
     Accrued expenses ................................................................        30,703          9,356
     License fee payable .............................................................          --          200,000
     Notes payable ...................................................................        50,000           --
                                                                                       -------------   -------------

                  Total current liabilities ..........................................       100,459        216,027
                                                                                       -------------   -------------

Commitments and contingencies ........................................................          --             --

Shareholders= equity (deficit):
     Common stock, $.0001 par value, 100,000,000 shares
       authorized; 4,383,664 and 4,166,664 shares issued
       and outstanding at September 30, 1997 and
       December 31, 1996, respectively ...............................................           438            417
     Capital in excess of par value ..................................................     1,882,162      1,538,483
     Accumulated deficit .............................................................    (1,921,851)    (1,243,970)
                                                                                       -------------   -------------

                  Total shareholders= equity (deficit) ...............................       (39,251)       294,930
                                                                                       -------------   -------------

                                                                                         $    61,208    $   510,957
                                                                                       =============   =============
____________________________________________________________________________________________________________________
See Accompanying Notes to financial statements.                                                                  F-3

                                                                                                                 BIOXIDE CORPORATION
                                                                                                       (A Deveolpment Stage Company)
                                                                                                             Statement of Operations
____________________________________________________________________________________________________________________________________


                                                                                            Period         Period         Period
                                                                                       March 28, 1996  March 28, 1996    March 28,
                                                                             Nine          (Date of       (Date of     1996 (Date of
                                                                          Months Ended   Inception) to   Inception)    Inception to
                                                                          September 30,  September 30,   to December   September 30,
                                                                              1997           1996         31, 1996         1997
                                        (Unaudited) ...................   (Unaudited)     (Unaudited)     (Audited)     (Unaudited)
                                                                         -------------  --------------  --------------  ------------

Net sales ..............................................................   $  ---         $    ---       $    ---       $     ---
                                                                         -------------  --------------  --------------  -----------
Costs and expenses:
  Technology license acquisition
    and royalty expense ................................................    275,500         1,000,000      1,000,000      1,275,500
  Consulting, legal, and
    accounting fees ....................................................    197,150           106,009        130,008        327,158
  Salaries, wages, and payroll
    taxes ..............................................................    150,027            57,674         91,766        241,793
  Other general and
    administrative .....................................................     65,723            27,465         31,722         97,445
                                                                         -------------  --------------  --------------  ------------
                                                                            688,400         1,191,148      1,253,496      1,941,896
                                                                         -------------  --------------  --------------  ------------
Loss from operations ...................................................   (688,400)       (1,191,148)    (1,253,496)    (1,941,896)

Interest income ........................................................     10,519             2,556          9,526         20,045
                                                                         -------------  --------------  --------------  ------------
Loss before provision for
  income taxes .........................................................   (677,881)       (1,188,592)    (1,243,970)    (1,921,851)

Provision for income taxes .............................................       ---              ---            ---             ---
                                                                         -------------  --------------  ---------------  -----------
         Net loss ......................................................   $(677,881)     $(1,188,592)   $(1,243,970)   $(1,921,851)
                                                                         =============  ==============  ===============  ===========

Loss per common share ..................................................   $    (.16)     $      (.82)   $      (.65)   $      (.63)
                                                                         =============  ==============  ===============  ===========
Weighted average number of
  common stock and common
  stock equivalent shares ..............................................   4,179,000        1,455,000      1,910,000      3,044,000
                                                                         =============  ==============  ===============  ===========


____________________________________________________________________________________________________________________________________
See accompanying noted to financial statements.                                                                                  F-4

                                                                                              BIOXIDE CORPORATION
                                                                                    (A Developemnt Stage Company)
                                                                      Statement of Shareholders' Equity (Deficit)

                                                             Nine Months Ended September 30, 1997 (Unaudited) and
                                                                        Period March 28, 1996 (Date of Inception)
                                                                                   to December 31, 1996 (Audited)
_________________________________________________________________________________________________________________
                                                                                        Deficit
                                                                                      Accumulated
                                               Common Stock           Additional       During the
                                           ---------------------        Paid-in        Development
                                           Shares         Amount        Capital           Stage         Total
                                           ----------------------------------------------------------------------

Balance at March 28, 1996 ............         --        $  --          $    --         $     --      $    --

Issuance of common stock for
cash, net of issuance costs of
$200,000..............................     2,416,664        242          1,252,258            --       1,252,500

Exercise of warrants through
conversion of technology
license fees payable .................     1,750,000        175            249,825            --         250,000

Grant of options for
consulting services ..................         --           --              36,400            --          36,400

Net loss .............................         --           --               --          (1,243,970)  (1,243,970)
                                           ----------------------------------------------------------------------
Balance at December 31, 1996
(audited) ............................     4,166,664        417          1,538,483       (1,243,970)     294,930

Issuance of common stock for
license rights and royalties
(unaudited) ..........................       217,000         21            325,479            --         325,500

Grant of stock options for
consulting services (unaudited) ......         --           --              18,200            --          18,200

Net loss (unaudited) .................         --           --               --            (677,881)    (677,881)
                                           ----------------------------------------------------------------------
Balance at September 30, 1997
(unaudited) ..........................     4,383,664     $  438         $1,882,162       $(1,921,851) $  (39,251)
                                           ======================================================================




_________________________________________________________________________________________________________________
See accompanying notes to financial statements.                                                               F-5

                                                                                                                 BIOXIDE CORPORATION
                                                                                                       (A Developemnt Stage Company)
                                                                                                             Statement of Cash Flows
____________________________________________________________________________________________________________________________________
                                                                                    Period            Period
                                                                                 March 28, 1996   March 28, 1996         Period
                                                                  Nine Months      (Date of         (Date of         March 28, 1996
                                                                Ended September   Inception) to    Inception) to        (Date of
                                                                  30, 1997        September 30,   December 31, 1996   Inception) to
                                                                 (Unaudited)    1996 (Unaudited)     (Audited)        September 30,
                                                                                                                    1997 (Unaudited)
                                                               _____________________________________________________________________
Cash flows from operating
  activities:
  Net loss .................................................      $  (677,881)      $(1,188,592)      $(1,243,970)      $(1,921,851)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
     Depreciation ..........................................            4,110               590               951             5,061
     Noncash technology
       license acquisition
       expense recognized as
       part of stock options ...............................             --                --             250,000           250,000
     Common stock issued for
       services ............................................          293,700              --                --             293,700
     Issuance of stock options
       for services ........................................             --              36,400            36,400            36,400
     (Increase) in prepaid
       expenses ............................................           (1,206)             (993)             (993)           (2,199)
     Increase in license fee
       payable .............................................         (150,000)          500,000           200,000            50,000
     Increase in payables and
       accrued expenses ....................................           34,432            15,663            16,027            50,459
                                                                --------------------------------------------------------------------
         Net cash used in
         operating activities ..............................         (496,845)         (636,932)         (741,585)       (1,238,430)
                                                                --------------------------------------------------------------------

Cash flows from investing
  activities -
  purchase of property and
    equipment ..............................................          (36,263)           (7,078)           (7,527)          (43,790)
                                                                --------------------------------------------------------------------

Cash flows from financing
  activities:
  Proceeds from short-term
    borrowing ..............................................           50,000              --                --              50,000
  Net proceeds from Issuance
    of common stock ........................................             --           1,252,500         1,252,500         1,252,500
                                                                --------------------------------------------------------------------
         Net cash provided by
         financing activities ..............................           50,000         1,252,500         1,252,500         1,302,500
                                                                --------------------------------------------------------------------


____________________________________________________________________________________________________________________________________
See accompanying notes to financial statements.                                                                                  F-6

                                                                                                                 BIOXIDE CORPORATION
                                                                                                       (A Developemnt Stage Company)
                                                                                                             Statement of Cash Flows
                                                                                                                           Continued




____________________________________________________________________________________________________________________________________
                                                                                    Period            Period
                                                                                 March 28, 1996   March 28, 1996         Period
                                                                  Nine Months      (Date of         (Date of         March 28, 1996
                                                                Ended September   Inception) to    Inception) to        (Date of
                                                                  30, 1997        September 30,   December 31, 1996   Inception) to
                                                                 (Unaudited)    1996 (Unaudited)     (Audited)        September 30,
                                                                                                                    1997 (Unaudited)
                                                               _____________________________________________________________________
Net (decrease) increase in
  cash .....................................................         (483,108)          608,490           503,388            20,280

Cash, beginning of period ..................................          503,388              --                --                 --
                                                                --------------------------------------------------------------------

Cash, end of period ........................................        $  20,280         $ 608,490         $ 503,388         $  20,280
                                                                ====================================================================

Supplemental cash flow
  information
     Cash paid for:
         Interest ..........................................       $     --           $    --           $    --           $     --
                                                                ====================================================================
         Income taxes ......................................       $     --           $    --           $    --           $     --
                                                                ====================================================================

Period ending September 30, 1997 (Unaudited)

During the nine months ended September 30, 1997, the Company issued stock in satisfaction  of the $50,000  remaining  balance of the license fee payable (see Note 6).

Period ending December 31, 1996 (Audited)

In December 1996,  amounts payable under the technology  license agreement of $250,000 were satisfied by issuing 1,750,000 shares of common stock through the exercise of existing common stock warrants (see Note 6).



____________________________________________________________________________________________________________________________________
See accompanying notes to finanacial statements                                                                                  F-7

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                 December 31, 1996 (Audited) and
                                                  September 30, 1997 (Unaudited)


1.   Summary of             Organization
     Business and           Bioxide  Corporation ("Company") was incorporated on
     Significant            March 28, 1996  in the state  Significant of Nevada.
     Accounting Policies    The Company is pursuing the  development  of various
                            products using certain licensed sterilization technology it acquired during 1996 (see Note 6).

                            Presently, sterilization is accomplished by methods such as heat, steam, gases, gamma radiation, and accelerated electrons. The Company's licensed technology employs the synergistic use of ultraviolet light and ozone gas to accomplish sterilization. The Company believes that this technology can be utilized in various product applications. However, the Company is currently focusing its efforts on the development and testing of devices to be used in the clinical lab and medical industries.

                            The Company is considered a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

                            Cash Equivalents
                            For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.

                            Property and Equipment
                            Property and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in operations.

                            Income Taxes
                            The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued

  1. Summary of             Loss Per Common and Common Equivalent Share
     Business and           Net loss per  common  share is based on the net loss
     Significant            and the  weighted  average  number of common  shares
     Accounting             outstanding,  during each period after giving effect
     Policies               to stock options  considered  to be dilutive  common
     Continued              stock  equivalents,  determined  using the  treasury
                            stock  method.

                            Concentration of Credit Risk
                            The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                            Use of Estimates in the Preparation of Financial Statements
                            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Research and Development
                            Research and development costs are expensed when incurred. Purchased research and development is expensed when acquired.

                            Unaudited Financial Information
                            The unaudited financial statements include the accounts of the Company and include all adjustments (consisting of normal recurring items), which are, in the opinion of management, necessary to present fairly the financial position of the Company as of September 30, 1997 and the results of operations and cash flows for the nine months ended September 30, 1997 and the period March 28, 1996 (date of inception) to September 30, 1996 and the cumulative amounts from March 28, 1996 (date of inception) through September 30, 1997. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


2.   Going Concern          The Company is developing  its Licensed  Technology,
                            which is expected to require  significant  funds and
                            time to commercialize  into salable products.  As of
                            December  31,  1996,  revenue  generating  operating
                            activities  are  not  in  place.   The  Company  has
                            incurred a loss from inception through December 31, 1996 of $1,243,970 and expects to continue to incur losses at least through 1997. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                            Management intends to seek additional funding in order to further develop and commercialize its Licensed Technology. Since inception, the Company raised net proceeds of $1,252,500 through private placements of common stock. Additional funds may be required to complete the technology and then generate profitable operations from such technology. There can be no assurance that such funds will be available to the Company, or available on terms acceptable to the Company. Factors that could cause the estimates of costs to increase include, but are not limited to, testing, failures, regulatory approval delays and manufacturing difficulties.

3.   Property and                                                               September 30,       December 31,
     Equipment                                                                     1997                1996
                                                                                (Unaudited)          (Audited)

                            Property and equipment consists of the following:

                                 Equipment and fixtures                         $ 43,790            $ 7,527
                                 Less accumulated depreciation
                                     and amortization                             (5,061)              (951)

                                                                                $ 38,729            $ 6,576


4.   Notes Payable          In 1997, the Company  executed a promissory  note in
                            favor of a shareholder of the Company bearing interest at 10% and due February 15, 1998. As of September 30, 1997 (unaudited), the balance was
                            $50,000. The promissory note is convertible into common stock at a rate of $1 of debt per share of common stock should the Company default on the promissory note.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued



5.   Related Party          In  1996,   the  Company   entered  into  a  license
                            agreement to sublicense the Licensed Technology for $1,000,000 with a company which is under common control (see Note 6).

                            The Company paid investment advisors commissions for the placement of 666,664 shares of its common stock. One of the investment advisors who is related to a director of the Company, was paid $95,000 (see Note
                            7).


6.   Technology License     Pursuant  to a license  agreement  dated May 6, 1996
                            ("License  Agreement"),  Biomed Patent  Development,
                            LLC  ("Biomed")  granted the  Company the  exclusive
                            right to manufacture, market and sell products which
                            utilize  certain  patent  rights  along with certain
                            technology   relating  to  the   sterilization   and
                            decontamination  of medical  devices  and waste (the
                            ALicensed Technology@).

                            For the first year of the License Agreement, the Company is required to pay royalties to Biomed equal to the greater of (i) seven and one-half percent of the Company's gross sales or (ii) $1,000,000, payable as follows: $250,000 upon the execution of the License Agreement, $250,000 within 90 days, $250,000 within 180 days and $250,000 within 270 days from the date of the License Agreement. For each subsequent year under the License Agreement, the Company is required to pay royalties equal to the greater of 1.5 percent of the Company's gross sales or $150,000.

                            In connection with obtaining the License Agreement, the Company issued to Biomed a warrant to purchase 1,750,000 shares of common stock for $250,000, payable in cash or by releasing the Company from one of its $250,000 license payments previously described.

                            During 1996, the Company made the first two required license payments totaling $500,000. In December 1996, in accordance with an amendment to the License Agreement, the Company paid $50,000 of the third $250,000 installment and the remaining $200,000 is due upon the Company receiving $200,000 from a private placement of equity. In December 1996, Biomed exercised its option to purchase 1,750,000 shares of common stock and paid for such shares by releasing the Company from its obligation to pay the final $250,000 license installment.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


6.   Technology License     The  $1,000,000  paid under the  technology  License
     Continued              Agreement  has  been   accounted  for  as  purchased
                            research and development and expensed accordingly.

                            During the nine months ended September 30, 1997 (unaudited), the Company made an additional cash payment of $150,000 and issued 150,000 shares of its common stock to Biomed in exchange for the termination of the License Agreement, an assignment of all of their interest in the Licensed Technology to the Company, and satisfaction of the remaining $50,000 payable and any and all royalty expenses incurred. The Company also assumed royalty agreements from Biomed with two companies as described in Note 10.

                            Pursuant to the assumption, the Company also issued 67,000 shares of its common stock to another company to complete payment of the unpatented Licensed Technology, an obligation that Biomed was under and which the Company assumed.

                            The amount of the license fee payable at September 30, 1997 (unaudited) and December 31, 1996 (audited) was $-0- and $200,000, respectively.


7.   Common Stock           In connection  with its formation,  the Company sold
     Transactions           250,000  shares of common stock to Daliz  Associates
                            for $2,500.  At the time of the stock issuance Daliz
                            Associates was owned by a former director of the Company.

                            In May 1996, the Company sold 1,500,000 shares of common stock to IMG, LLC ("IMG"), an entity owned by the president, chief executive officer, and chairman of the board of the Company for $450,000. Subsequent to December 31, 1996, the president of the Company resigned and the Company hired a new president.

                            In September 1996, in connection with a private placement offering of common stock, the Company sold 666,664 shares of its common stock for $1,000,000. The Company paid commissions to three investment advisors totaling $200,000, which have been offset against additional paid-in capital in the accompanying financial statements. Two of the investment advisors receiving commissions totaling $105,000 are affiliates of entities that have the contractual right to become indirect shareholders of the Company. The other investment advisor is related to a director of the Company.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


7.   Common Stock           In December  1996,  Biomed  exercised its warrant to
     Transactions           purchase   1,750,000  shares  of  common  stock  for
     Continued              $250,000 (see Notes 5 and 6).

                            In September 1997 (unaudited), the Company approved the issuance of 217,000 shares of common stock in connection with the termination of the License Agreement and the assignment of, and assumption and satisfaction of obligations related to, the Licensed Technology (see Note 6).


8.   Income Taxes           The  provisions  for income  taxes  differs from the
                            amount  computed  at  federal   statutory  rates  as
                            follows:

                                 Tax at statutory rates                                     $      (423,000)
                                 State Tax                                                          (41,000)
                                 Change in valuation allowance                                      464,000
                                                                                            ----------------
                                                                                            $             -
                                                                                            ================
                            The deferred income tax benefit (liability for the year is as follows:

                                 License fee amortization                                   $       354,000
                                 Start up costs amortization                                         66,000
                                 Net operating loss carryforward                                     30,000
                                 Other                                                               14,000
                                 Valuation allowance                                               (464,000)
                                                                                            ----------------
                                                                                            $             -
                                                                                            ================


                            At December 31, 1996, the Company has approximately $1,243,000 of net operating losses to use to offset future income. These net operating losses expire in the year 2011. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation of the amount of net operating loss carryforwards which could be utilized.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


8.   Income Taxes           It is not  possible to estimate the  utilization  of
                            Continued   carrying   forward  the   available  net
                            operating losses to future periods to offset income.
                            The amount of the net operating  losses which can be
                            used are  limited by the future  operations  and the
                            tax laws in effect  at the time of the  utilization.
                            Consequently,   a  valuation   allowance   has  been
                            established to offset any tax asset.


9.   Non-Qualified          The Company has established the 1996 Stock Incentive
                            Stock Option Plan (the  "Plan").  The Plan  provides
                            for the  issuance  Plan of a  maximum  of  1,000,000
                            shares  of  common  stock  to  officers,  directors,
                            consultants and other employees. The Plan allows for
                            the  grant  of  incentive  or   nonqualified   stock
                            options,  stock  appreciation  rights,   performance
                            share awards and  restricted  stock  grants,  and is
                            administered by the Board of Directors. The Board of
                            Directors  determines the number, type of award, and
                            terms  and   conditions,   including   any   vesting
                            conditions.  The  number  of  shares  available  for
                            granting  awards  in any  year is  increased  by the
                            number of shares for which options or other benefits
                            granted   under  the  plan  have  lapsed,   expired,
                            terminated, or been canceled or reacquired. The maximum term of an option may not exceed ten years.
                            The Plan expires in 2006.

                            The Company accounts for stock options issued to employees, officers and directors under APB Opinion No. 25 ("APB 25"). Under APB 25, compensation cost is recognized if an option's exercise price is below the intrinsic fair value of the Company's stock at the grant date. Options issued to individuals other than employees, officers, and directors are accounted for in accordance with SFAS No. 123.

                            At September 30, 1997, December 31, 1996, and September 30, 1996, aggregate nonqualified options to purchase 210,000, 140,000, and 140,000 shares of common stock had been granted to consultants for services performed. In accordance with SFAS No. 123, the Company recorded consulting expense of $18,200, $36,400, and $36,400, respectively. These options have an exercise price of $1.50 per share and expire between May 1999 and April 2000.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued



9.   Non-Qualified          At  September  30,  1997,  December  31,  1996,  and
     Stock Option           September 30, 1996,  aggregate  nonqualified options
     Plan                   to purchase 560,000,  350,000, and 280,000 shares of
     Continued              common stock had been granted to various  employees,
                            officers and directors,  respectively. These options
                            have  exercise  prices  of $1.50  per  share.  As of
                            September 30, 1997, December 31, 1996, and September
                            30, 1996,  these  options have a remaining  weighted
                            average  contractual  life of 2.1 years,  2.4 years,
                            and 2.6 years, respectively.  The fair value of each
                            option is approximately $.26 per share as determined
                            in  accordance  with SFAS No.  123.  Had the Company
                            recorded  expenses totaling  approximately  $55,000,
                            $91,000, and $73,000, respectively, related to these
                            options  in  accordance   with  SFAS  No.  123,  the
                            Company's   net  loss   would  have   increased   to
                            approximately $733,000,  $1,335,000, and $1,262,000,
                            respectively, for the periods ended September 30, 1997, December 31, 1996, and September 30, 1996.

                            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: risk-free interest rate of between 5.7 and 6.5 percent; expected dividend yields of zero percent; and expected lives of three years.


                            Information regarding the Option Plan is summarized below:

                                                                               Number of      Option Price
                                                                                Options         Per Share

                                Outstanding at March 28, 1996
                                     (date of inception)                           -                  -
                                      Granted                                   490,000             1.50
                                         Exercised                            -----------             -

                                Outstanding at December 31, 1996
                                     (Audited)                                  490,000             1.50
                                         Granted                                280,000             1.50
                                                                              -----------
                                Outstanding at September 30, 1997
                                     (Unaudited)                                770,000
                                                                              ===========

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued

9.   Non-Qualified         Options exercisable and shares available for future grant are as follows:
     Stock Option
     Option Plan
     Continued
                                                                             September 30,   December 31,
                                                                                1997            1996
                                                                             (Unaudited)      (Audited)

                           Options exercisable                                 770,000         490,000
                                                                               =======         =======
                           Shares available for grant                          230,000         510,000
                                                                               =======         =======


10.  Commitments and       Employment  Agreements  In April  1996,  the  Company
     Contingencies         entered into a two-year employment agreement with its
                           chairman,  chief  executive  officer  and  president.
                           Under the agreement, the Company was required to pay an annual salary of $100,000. In connection with this agreement, the Company granted options to purchase
                           70,000 shares of common stock at an exercise price of $1.50 per share. In March 1997, the employment agreement was terminated, however. The stock option agreement was extended and expires in April 2002.

                           In December 1996, the Company entered into a one-year employment agreement with its secretary, treasurer and chief financial officer. Under the agreement, the Company is required to pay that executive an annual salary of $17,000. The Company granted him an option to purchase 70,000 shares of common stock at an exercise price of $1.50 per share.

                           In April 1997, the Company entered into a two-year employment agreement with its new president and chief executive officer. Under the agreement, the Company was required to pay an annual salary of $90,000. The Company also granted to the new president options to purchase 70,000 shares of common stock at an exercise price of $1.50 per share. In July 1997, the Company amended the employment agreement to increase the executive's annual salary to $136,000 which expires in June 1999.

                           In March 1997, the Company entered into a one year employment agreement with its director of research and development. Under the agreement the Company is required to pay the person an annual salary of $84,000.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


10.  Commitments and       Consulting Agreements
     Contingencies         In May 1996,  the  Company  entered  into a  one-year
     Continued             consulting agreement with a consultant. The agreement
                           requires  the Company to pay the  consultant  $31 per
                           hour   (minimum   $2,000  per  month)  for  providing
                           assistance in the development and design of the Company's products. The Company also granted the consultant an option to purchase 70,000 shares of common stock at an exercise price of $1.50 per share.

                           In May 1996, the Company entered into a two-year consulting agreement with a director and stockholder of the Company. The agreement requires the Company to pay $4,000 per month for the individual's services as head of the Company's scientific and advisory board. The Company also granted the consultant an option to purchase 70,000 shares of common stock at an exercise price of $1.50 per share.

                           In April 1997, the Company entered into a one year consulting agreement with a consultant. The agreement requires the Company to pay the consultant $1,500 per day for his services. The Company also granted the consultant an option to purchase 70,000 shares of common stock at an exercise price of $1.50 per share.

                           Royalty Agreements
                           In connection with the assignment and assumption agreement pertaining to the Licensed Technology in September 1997 (unaudited), the Company assumed certain royalty agreements as follows:

                                The Company assumed a royalty agreement for the unpatented licensed technology requiring annual payments of 0.9% of gross revenues received by the Company from the sale of products or services, or $90,000, whichever is greater.

                                The Company also assumed a royalty agreement for the patented licensed technology to pay 0.5% of the net sales price for all licensed products and components. An amount of $50,000 was required to be paid at the beginning of the royalty agreement and will be used against the first $50,000 of royalties.

                                The Company has not realized revenues from the sale of products, and thus no royalties under these agreements have been paid. However, the Company is obligated to pay the minimum royalty of $90,000 under the royalty agreement for the unpatented licensed technology.

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


11.  Fair Value of         All financial instruments are held for purposes other
     Financial             than  trading.  The Company  estimates  that the fair
     Instruments           value of all  financial  instruments  at December 31,
                           1996,  does not differ  materially from the aggregate
                           carrying values of its financial instruments recorded
                           in the accompanying balance sheet. The estimated fair
                           value  amounts  have been  determined  by the Company
                           using  available  market  information and appropriate
                           valuation  methodologies.  Considerable  judgement is
                           necessarily  required in interpreting  market data to
                           develop   the   estimates   of   fair   value,   and,
                           accordingly,   the  estimates  are  not   necessarily
                           indicative of the amounts that the Company could realize in a current market exchange.


12.  Recent Accounting     There are no  recently  issued  Financial  Accounting
     Pronouncements        Standards  from the  Financial  Accounting  Standards
                           Board that would have a material impact on the financial statements of the Company.



13.  Subsequent Events     In 1997, the following transactions occurred:
     (Unaudited)
                                * The Company terminated its employment agreement with its chairman, chief executive officer, and president, and entered into a new two year employment agreement with its new president and chief executive officer as described in Note 10.

                                * The Company issued stock options to four individuals allowing each to purchase 70,000 shares of the Company's stock for $1.50 per share. Three of the individuals are employees or directors of the Company and one is a consultant (see Note 9).

                                * In September 1997, the Company entered into an agreement to be assigned, and assume, the Licensed Technology rights and obligations previously owned by Biomed. In connection with the agreement the license between the Company and Biomed was terminated. The Company assumed certain royalty agreements associated with the Licensed Technology (see Notes 6 and 10).

                                                             BIOXIDE CORPORATION
                                                   (A Development Stage Company)
                                                   Notes to Financial Statements
                                                                       Continued


13.  Subsequent Events          *   The  Board of  Directors  approved  the 1997
                                    (Unaudited)  Stock Incentive Plan ("The 1997
                                    Plan")  which  provides  for  the  Continued
                                    issuance of a maximum of 1,000,000 shares of
                                    common   stock   to   officers,   directors,
                                    consultants,  and other employees.  The 1997
                                    Plan  allows for the grant of  incentive  or
                                    nonqualified     stock    options,     stock
                                    appreciation   rights,   performance   share
                                    awards and restricted stock grants, and is administered by the Board of Directors. The
                                    Board of Directors determines the number, type of award, and terms and conditions, including any vesting conditions. The number of shares available for granting awards in any year is increased by the number of shares for which options or other benefits granted under the plan have lapsed, expired, terminated, or been canceled or reacquired.
                                    The maximum term of an option may not exceed ten years. The 1997 Plan expires in 2007.

                                * The Company entered into a loan agreement with one of its shareholders as described in
                                    Note 4.

                                    [Left Side of Back Cover]

         No dealer, sales representative or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.


                                        TABLE OF CONTENTS

Prospectus Summary ..................................\
Risk Factors ........................................\
Use of Proceeds .....................................\
Dividend Policy .....................................\
Capitalization ......................................\
Dilution ............................................\
Selected Financial Data .............................\
Management's Discussion and Analysis or
     Plan of Operations .............................\
Business ............................................\
Management ..........................................\
Certain Relationships and Related Transactions ......\
Principal and Selling Stockholders ..................\
Description of Capital Stock ........................\
Stock Eligible for Future Sale ......................\
Underwriting ........................................\
Changes in and Disagreement with Accountants on
Accounting and Financial Disclosure .................\
Legal Matters .......................................\
Experts .............................................\
Additional Information ..............................\
Financial Statements ................................\

         Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Shares, whether or not participating in this distribution, may be required to deliver a Prospectus.


                                   [Right Side of Back Cover]






                                        1,533,332 Shares


                                             [LOGO]








                                       -------------------

                                           PROSPECTUS
                                       -------------------













                                         October , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

          The NPCL provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). In January 1997, the Company entered into an indemnification agreement with its chief financial officer/treasurer/secretary. Under the agreement the Company indemnifies the executive to the fullest extent permitted by the NPCL and to advance expenses incurred in any proceeding in which the executive is entitled to indemnification. The Company also intends to enter into agreements with its directors and officers that will require the Company, among other things, to indemnify those parties against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent prohibited by law.

Item 25.  Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                  Securities and Exchange Commission registration fee.........................      $2,324
                  National Association of Securities Dealers, Inc. filing fee.................          --
                  Blue Sky fees and expenses..................................................
                  Accounting fees and expenses................................................
                  Legal fees and expenses.....................................................
                  Printing and engraving expenses.............................................
                  Registrar and Transfer Agent's fees.........................................
                  Nasdaq market listing fees..................................................
                  Miscellaneous fees and expenses.............................................
                           Total..............................................................

Item 26.  Recent Sales of Unregistered Securities

         The Company has entered into several transactions involving the sale of unregistered securities. These transactions generally occurred during the period before the Company began active business operations, when the value of the Company's securities was negligible and when there was no market for its securities.

         In March 1996 and in connection with the formation of the Company, the Company issued 250,000 shares of common stock to Daliz Associates, a entity controlled by a former officer and director of the Company in exchange for $2,500. The Company believes the transaction was exempt from registration under
Section 4(2) of the Act.

         In May 1996 the Company issued 1,500,000 shares of common stock to IMG, LLC, a Utah limited liability company controlled by Mr. Derrick, in exchange for $450,000. The Company's former president, chief executive office and chairman of the board owns the other interest in IMG. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act.

         In May 1996, the Company issued a warrant to Biomed for 1,750,000 shares of common stock in connection with the Biomed License. In December 1996, Biomed exercised the warrant to purchase all 1,750,000 shares of common stock. The Company believes that those separate transactions were exempt from registration under Section 4(2) of the Act.

         In September 1997, the Company issued 150,000 shares of common stock to Biomed and 67,000 shares of common stock to SZTP under the Biomed Assignment in exchange for Biomed's assignment of its rights in the Deligen II technology. The Company believes that those transactions were was exempt from registration under
Section 4(2) of the Act.

         In September 1996, the Company sold a total of 666,664 shares of its Common Stock to 22 individuals and entities in transactions which were intended to qualify under the exemption from registration provided under Regulation D, as promulgated under the Act (the "Regulation D Offering"). Each of the purchasers in the Regulation D Offering represented that he or it was an "accredited investor," as that term is defined under Regulation D, and received, in connection with his or its investment, a disclosure document relating to the Company, its business prospects and financial condition. Each purchaser in the Regulation D Offering also represented and warranted to the Company that he or it (i) was aware that the securities had not been registered under the Federal securities laws, (ii) acquired the securities for his or its own investment, for investment purposes, and not with a view to or for the resale in connection with any distribution for purposes of the Federal securities laws, (iii) understood that the securities would need to be held indefinitely unless registered or an exemption for registration applied to a proposed disposition, (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer, and (v) was aware that there was no public market for the securities. Each of the investors in the Regulation D Offering also had the right to ask questions of, and receive answers from, the Company relating to its business operations, financial condition, business prospects, assets, liabilities and other matters.

         The Company believes that, in light of the foregoing, and in light of the sophisticated nature of each of the purchasers in the Regulation D Offering, the sale of the Company's securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the Federal security laws and regulations by reason of the exemption provided under Section 4(2) of the Act, and the rules and regulations promulgated thereunder.

Item 27.  Exhibits

         (a) Exhibits
Exhibit
Number            Description of Document
3.1                Articles of Incorporation
3.2                Bylaws of the Company
4.1                Reference is made to Exhibits 3.1 and 3.2
4.2*               Specimen of Common Share Certificate
5.1*               Opinion of Parsons Behle & Latimer
10.1*              Assignment  Agreement  between the Company and Biomed  Patent
                   Development L.L.C., dated September 15, 1997
10.2*              Purchase Agreement between Biomed Patent Development,  L.L.C.
                   and SZTP Technologies, dated May 6, 1996.
10.3*              License Agreement between Biomed Patent  Development,  L.L.C.
                   and Biomune Systems, Inc., dated May 6, 1996
10.4               Employment  Agreement  between  the  Company  and Dale Karren
                   Dated April 1, 1997
10.5               Amendment  to  Employment  Agreement  between the Company and
                   Dale Karren, dated July 1, 1997
10.6               Employment  Agreement between the Company and Frank Eldredge, dated September 25, 1997
10.7               1996 Stock Option Plan
10.8               1997 Stock Incentive Plan
10.9               Form  of  Stock   Option  Grant  and   Agreement
10.10              Indemnification  Agreement  between  the Company and E. Wayne
                   Nelson dated January 20, 1997
10.11              Loan Agreement between the Company and IMG, L.C. dated August
                   13, 1997
10.12              Promissory  Note of the Company in favor of IMG,  L.C.  dated
                   September 15, 1997
10.13*             Agreement  between  Elopak  Systems  A.G.  and Biomed  Patent
                   Development LLC dated April 26, 1996
11                 Statement  regarding  computation  of per share  earnings (No
                   Statement is included  because the computation can be clearly deternined from the Registration Statement)
23.1               Consent of Parsons  Behle & Latimer
23.2               Consent of Tanner + Co.
24                 Power of Attorney (See Signature Page)
27                 Financial Data Schedules

*  To be filed by amendment.

         (b) Financial Statement Schedules

         Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 28.  Undertakings

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes that it will:

                  (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) o (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering thereof.

                  (3) Provide to the Underwriters at the closing(s) specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Bountiful, Utah, on the 28th day of October, 1997.

                               BIOXIDE CORPORATION


                                               By    /s/          DALE G. KARREN
                                                                  Dale G. Karren
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale G. Karren, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signature                         Title                                       Date



/s/ Dale G. Karren                Chief Executive Officer, President,         October 22, 1997
Dale G. Karren                    Director
                                  (Principal Executive Officer)


/s/ E. Wayne Nelson               Chief Financial Officer, Secretary          October 22, 1997
E. Wayne Nelson                   and Treasurer
                                  (Principal Financial Officer)

/s/ David G. Derrick              Director                                    October 22, 1997
David G. Derrick


/s/ David K. Sorensen             Director                                    October  22, 1997
David K. Sorensen




Salt Lake City, Utah
October 22, 1997